                                  EXHIBIT 99.1

  (PAGES INCORPORATED BY REFERENCE FROM FINAL PROXY STATEMENT/PROSPECTUS DATED
                                 JULY 3, 1997)

TOPIC                                                                     PAGE
-----                                                                     -----
Summary--Historical and Pro Forma Comparative Per Share Data.............     7
The Merger............................................................... 20-35
The Bank................................................................. 41-47
Management's Discussion and Analysis of Financial Condition and Results
 of Operations of the Bank............................................... 48-58
The Company.............................................................. 59-61

COMPARISON OF RIGHTS OF HOLDERS OF BANK CAPITAL STOCK AND COMPANY COMMON STOCK

  As of the date of this Proxy Statement/Prospectus, the rights of the Bank's shareholders are governed by the TBA, the TBCA (with respect to certain matters) and the Bank Articles of Incorporation and Bank Bylaws. At the Effective Time, the Bank shareholders will become shareholders of the Company. As such, their rights will thereafter be governed by the TBCA and the Company Articles of Incorporation and the Company Bylaws. See "Comparative Rights of Shareholders."

              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

  Set forth below are the comparative earnings and book value per common share data of (a) each of the Company and the Bank on an historical basis, (b) the Company on a pro forma combined basis giving effect to the Merger and (c) the Bank on an equivalent pro forma combined basis giving effect to the Merger, in each case giving effect to the Merger under the pooling of interests method of accounting for business combinations, all on the basis described in the unaudited pro forma condensed financial information and notes thereto included elsewhere in this Proxy Statement/Prospectus. The equivalent pro forma data for the Bank was calculated by multiplying the Company pro forma per common share data by the Exchange Ratio of 0.625. Neither the Company nor the Bank paid any dividends to their common shareholders during the periods presented.

  The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes of the Company and the Bank and the unaudited pro forma condensed financial information and notes thereto included elsewhere in this Proxy Statement/Prospectus.

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.
                             PER COMMON SHARE DATA

                                               THREE
                                              MONTHS
                                               ENDED
                                             MARCH 31,  YEAR ENDED DECEMBER 31,
                                            ----------- -----------------------
                                            1997  1996   1996    1995    1994
                                            ----- ----- ------- ------- -------
HISTORICAL:
  Net Income............................... $0.32 $0.29 $  1.12 $  0.92 $  0.70
  Book value...............................  8.43  6.07    7.07    5.81    4.65
PRO FORMA COMBINED AFTER THE MERGER:
  Net Income............................... $0.33 $0.29 $  1.14 $  0.95 $  0.70
  Book value...............................  8.89  6.72    7.81    6.45    5.21

                                 PINEMONT BANK
                             PER COMMON SHARE DATA

                                              THREE
                                             MONTHS
                                              ENDED
                                            MARCH 31,  YEAR ENDED DECEMBER 31,
                                           ----------- -----------------------
                                           1997  1996   1996    1995    1994
                                           ----- ----- ------- ------- -------
HISTORICAL:
  Net Income.............................. $0.21 $0.21 $  0.78 $  0.71 $  0.42
  Book value..............................  7.18  6.53    7.02    6.36    5.28
EQUIVALENT PRO FORMA COMBINED AFTER THE
 MERGER:
  Net Income.............................. $0.21 $0.18 $  0.71 $  0.59 $  0.44
  Book value..............................  5.56  4.20    4.88    4.03    3.25

given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the cashier of the Bank prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

  A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of such proposal. The proposal to approve the Merger Agreement must be approved by the holders of at least two-thirds of the shares of Bank Common Stock outstanding on the Record Date. Because the proposal to approve the Merger Agreement requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, directors, officers and employees of the Bank may solicit proxies from the shareholders of the Bank, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners. The Bank will bear its own expenses in connection with any solicitation of proxies for the Special Meeting. See "The Merger--Expenses."

  THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF THE BANK. SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS AND TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO THE BANK IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

THE MERGER

  This section of the Proxy Statement/Prospectus describes all material aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. Shareholders are urged to read the Merger Agreement in its entirety.

GENERAL

  At the Effective Time, the Bank will be merged with and into SW Bank, with SW Bank being the surviving corporation in the Merger. Following the Merger, SW Bank will continue to be a wholly-owned subsidiary of the Company, and the Bank will no longer exist as an independent entity. Except with respect to fractional shares as discussed below, if the Merger Agreement is approved and the Merger becomes effective, shareholders of the Bank will receive 0.625 of a share of Company Common Stock for each of their shares of Bank Common Stock. See "--Merger Consideration." Shares of Company Common Stock issued and outstanding immediately before the Effective Time will remain issued and outstanding immediately after the Effective Time.

  The market price for Company Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the Effective Time. The market value of the shares of Company Common Stock that shareholders of the Bank receive at the Effective Time may be more or less than the market value of such shares on the date of this Proxy Statement/Prospectus.

BACKGROUND AND REASONS FOR THE MERGER

  Over the last several years, the Bank has attempted to expand its customer base and market share by opening branch offices and acquiring other institutions in selected markets in the Houston area. These activities have required significant capital investment which the Bank has financed through its cash flow and equity offerings. As the banking industry in the Houston area has undergone significant consolidation over the last several years, the opportunities to acquire other institutions have required more capital. Moreover, this consolidation has brought many larger banking institutions into the markets served by the Bank. These larger banking institutions have greater access to services and technology than the Bank. As a result, the Bank is experiencing greater competition, while at the same time requiring additional capital to expand its operations. While the Bank Board had never solicited offers to sell the Bank or its assets, the Bank Board had not ruled out the possibility of combination with a larger banking institution which would allow the shareholders of the Bank to experience greater value through the access that such larger institution would have to capital, services and technology.

  On January 30, 1997, J. Nolan Bedford, President and Chief Executive Officer of the Bank, and Maurice L. Junod, Vice Chairman and Chief Operating Officer of the Bank, were approached by Walter E. Johnson, Chairman of the Board and Chief Executive Officer of the Company, and Paul B. Murphy, Jr., President of SW Bank, about the possible merger of the Bank with SW Bank in exchange for shares of Company Common Stock. Messrs. Bedford and Junod then met with Adolph
A. Pfeffer, Jr., Chairman of the Bank Board, to discuss the proposal. Thereafter, Messrs. Pfeffer, Bedford and Junod met with Messrs. Johnson and Murphy in several meetings to further define the potential acquisition and to develop a framework for the offer by the Company. On April 4, 1997, the representatives of the Bank presented the proposed offer to the Executive Committee of the Bank Board which determined that the proposed offer should be presented to the entire Bank Board.

  The framework of the proposed transaction between the Bank and the Company was presented to the Bank Board at a special meeting held on April 11, 1997. After reviewing the offer, the Bank Board formed the Southwest Bank Acquisition Special Committee (the "Special Committee") to determine whether to proceed with the proposed transaction, and if the decision was to proceed with the transaction, to negotiate the terms of the proposed transaction and produce a recommendation for the Bank Board with regard to the transaction. The Special Committee was comprised of Robert J. Adam, Anan Golub, Robert G. Pond, Robert A. Skilton and Weems Turner, who are all independent directors of the Bank. The Bank Board then approved engaging Brown, Parker & Leahy, L.L.P. ("Brown, Parker") as the Bank's legal counsel for the negotiations with the Company and approved hiring Meeks as the financial advisor to the Bank Board and the Bank in connection with the proposed transaction.

  The Special Committee held its first meeting on April 14, 1997. The Special Committee confirmed the engagement of Brown, Parker and Meeks to assist the Special Committee in connection with analyzing and negotiating the proposed transaction. The Special Committee reviewed the terms of the proposed transaction as presented to the Bank Board and specifically discussed the merits of accepting stock versus cash in the transaction, including the potential for appreciation in value in a stock transaction and the tax-free nature of the exchange. The Special Committee then discussed the trading risks involved with holding the Company's Common Stock (e.g., a NASDAQ stock with a limited trading volume). Thereafter, the Special Committee discussed the possibility of receiving any additional offers and the responsibilities of the Special Committee if such additional offers were received. With the assistance of Meeks, the Special Committee generally discussed the factors and considerations to be addressed in determining the fair value of the Bank and whether the price proposed by the Company was within the range of fair values for the Bank. The factors that were discussed included calculations of multiples of earnings, the book value of the respective banking institution and comparable banking institutions and a comparison of the two entities on both a stand-alone basis and on a combined basis. The Special Committee made an initial decision to proceed with the negotiation of the proposed transaction in order to more fully develop the terms of the offer.

  The Special Committee held its next meeting on April 18, 1997, and evaluated the negotiation process to that date. Charles D. Powell of Brown, Parker presented the Special Committee with a summary of the initial draft of the Merger Agreement and explained various sections in detail, including the representations and warranties, the covenants, the breakup fee, and termination rights. The Special Committee expressed concern that the restrictive covenants upon the daily business activities of the Bank were too limiting and should be raised to higher levels in order to allow the Bank to operate as usual during the negotiation process. The Special Committee agreed that the breakup fee of $2 million requested by the Company if the Bank did not consummate the transaction was too high and asked that the amount be reduced to a more reasonable level. The Special Committee also reviewed the Bank's due diligence process regarding the Company.

  The Special Committee also reviewed the issue of the employment agreements for senior management of the Bank. The Special Committee agreed that Messrs. Bedford and Junod should negotiate those contracts separate from the overall transaction but that the terms of the employment contracts should be made known to the Special Committee and the Bank Board in order for the Special Committee and the Bank Board to determine whether the transaction, as a whole, will be fair to the shareholders of the Bank.

  On April 22, 1997, the Bank Board and the Special Committee both met to update the respective members on the progress of the transaction. The Bank and the Company had not yet reached agreement on the terms of a definitive Merger Agreement, but both sides were moving forward in the process and refining the Merger Agreement. Significant open issues included the Company bearing the cost of extending liability insurance for the directors of the Bank throughout the period of the statute of limitations and reduction of the breakup fee to an acceptable level for the Bank.

  The Special Committee convened again on April 23, 1997, and Mr. Adam reported on the progress of the negotiations. The negotiations remained focused on the breakup fee, the representations and warranties of the parties, the covenants restricting the activities of the Bank, and the covenant by the Company to refrain from any other material transactions during the period prior to Closing. Mr. Adam reported that the parties had tentatively agreed upon a new breakup fee of $500,000 plus expenses, which were limited to $400,000.

  The Special Committee then received a fairness opinion report (the "Opinion") from Meeks. Meeks' general conclusions in the Opinion were that the offer from the Company was fair to the shareholders of the Bank and should be accepted by the Bank.

  On April 25, 1997 the Special Committee met to conclude its analysis and review of the transaction. Mr. Adam presented an analysis of the SW Bank's CRA Compliance Report and discussed SW Bank's fair lending issues. The Special Committee agreed that there were no areas of concern regarding those issues and that the Special Committee was comfortable with SW Bank's compliance in those areas. The Special Committee then heard a report of the due diligence process of reviewing SW Bank's loan practices. The Special Committee was impressed by the high credit quality of the loans at SW Bank and the experience and knowledge of the credit officers at SW Bank. After further discussion on SW Bank's loan practices, the Special Committee noted that SW Bank had a very different customer base and a larger number of higher net worth clients than the Bank. The Special Committee agreed that it was comfortable with the lending philosophy of SW Bank.

  The next topic at the meeting was a discussion regarding the insurance coverage to be provided to the directors of the Bank throughout the period of the statute of limitations. The Special Committee agreed that the coverage would be set for four years and that the legal fee element of the termination fee would be capped at $125,000.

  After further discussion, the Special Committee unanimously adopted a resolution recommending the adoption of the Merger Agreement by the Bank Board and stating that the terms and conditions of the Merger Agreement were fair to the shareholders of the Bank (collectively, the "Recommendation"). All of the material factors, which were considered as a whole by the Bank Board in accepting the Company's offer were as follows:

  . The Exchange Ratio would result in a premium to the shareholders of the Bank for their shares which was comparable to premiums in other similar transactions.

  . The increase in liquidity offered to the shareholders of the Bank.

  . The ability to consummate the transaction as a tax-free merger.

  . The Opinion of Meeks.

  . The complementary nature of the Bank's and the Company's respective businesses and business practices.

  . The strength of the Company's management and the potential of aligning the Bank with the premier independent bank in Houston, Texas.

  . The efficiencies and accretive benefits of operating the Bank and SW Bank as a combined entity.

  . The potential for new business and an expanded client base of the combined entity.

  . The investments in technology by the Company and the benefits such investments would bring to the combined entity.

  On April 28, 1997 the Bank Board convened a meeting to review the Recommendation and to consider the transaction. All directors were present at the meeting. Each director of the Bank had received a copy of the Recommendation and the most recent draft of the Merger Agreement prior to the meeting. At the meeting, Mr. Adam presented the Recommendation and discussed with the Bank Board the Special Committee's reasons for accepting the offer by the Company. The Bank Board, after a discussion of the merits of the Merger Agreement, unanimously voted to accept the Merger Agreement and directed Mr. Bedford to execute the Merger Agreement on behalf of the Bank. The Bank Board agreed that accepting the Merger Agreement and effecting the Merger were both in the best interests of the Bank and its shareholders.

  FOR REASONS SET FORTH ABOVE, THE BANK BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS FAIR TO AND IN THE BEST INTERESTS OF THE BANK'S SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF THE BANK VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF THE BANK'S FINANCIAL ADVISOR

  In April, 1997 the Bank retained Meeks, an investment banking firm located in Austin, Texas, on the basis of its experience, to render the Opinion regarding the Merger to the Bank Board. Meeks has extensive experience in consulting for the banking industry, including the appraisal and valuation of banking institutions and their securities in connection with mergers and acquisitions, having participated in the completion of over ten mergers and acquisitions. Meeks has familiarity with and involvement with the banking industry nationwide, as well as familiarity with the Texas market and recent transactions in this market, with the owner, Charles T. Meeks, having served as a banker for 38 years and a bank consultant for eight years. Meeks reviewed the negotiated terms of the Merger Agreement, including corporate governance matters. The Bank paid Meeks a fee of $21,500 in connection with its services relating to the Meger and the rendering of the Opinion.

  On April 23, 1997 and in connection with its consideration of the Merger Agreement, Meeks issued to the Bank Board its opinion (the "Opinion"), that the terms of the Merger as provided in the Merger Agreement are fair and equitable, from a financial perspective, to the Bank and its shareholders. The Opinion was based upon conditions as they existed on April 23, 1997; however, the Opinion was reaffirmed by Meeks as of the date of this Proxy Statement/Prospectus. A copy of the Opinion is attached as Appendix B to this Proxy Statement/Prospectus and should be read in its entirety by the Bank's shareholders. The Opinion does not constitute an endorsement of the Merger or a recommendation to any shareholder as to how such shareholder should vote in connection with the approval of the Merger and the Merger Agreement.

  In rendering the Opinion, Meeks reviewed certain publicly available information concerning the Bank, the Company and SW Bank. Meeks also considered other nonpublic information and factors in making its evaluation. In arriving at the Opinion, Meeks reviewed: (i) the Merger Agreement; (ii) the most recent audited balance sheets and income statements of the Bank; (iii) the most recent listing of the Bank's marketable securities showing rate, maturity and market value as compared to book value; (iv) the Bank's internal loan classification list; (v) the 1997 budget and performance to date of the Bank; (vi) the minutes of meetings of the Bank Board and special committees thereof; (vii) the most recent monthly report of the Bank Board; (viii) the analysis of loan loss reserve adequacy for the Bank; (ix) market conditions and current trading levels of the Bank Common Stock; (x) information regarding lawsuits in which the Bank is a defendant; (xi) information regarding real estate owned and leased by the Bank, and (xii) other information as supplied by the Bank. Meeks also reviewed all of the above items with regard to the Company and SW Bank. Reviews were conducted primarily onsite at the applicable corporate headquarters.

  In reaching the Opinion, Meeks analyzed the total purchase price on a fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples (market value), net present value, return on investment and the price as a percentage of total assets based on certain assumptions of projected growth, earnings and dividends. Meeks also considered, as one of the methods of determining the fairness of the transaction, the financial projections for both the Bank and the Company, compared to the projected earnings per share and equity per share following the Merger.

  In performing its analysis, Meeks relied upon financial projections for the Bank which were prepared and furnished by management of the Bank and certain financial projections made by Meeks. Meeks also relied on financial projections for the Company made by Meeks following discussions with the management of the Company and a review of the financial information supplied by management. The internal management projections provided to Meeks in connection with its review of the Merger are not publicly disclosed, as they were not prepared with a view towards public disclosure. The projections were based on reasonable assumptions which are reasonably believed by management and which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

  In addition, Meeks discussed with management of the Bank and the Company the relative operating performance and future prospects of each organization, primarily with respect to the current level of their earnings and future expected operating results, giving weight to Meeks' assessment of the future of the banking industry and each organization's performance within the industry. Meeks also extensively discussed with management of the Bank and the Company the future prospects for the Company following the Merger.

  Many variables affect the value of banks, not the least of which is the uncertainty of future events, so that the relative importance of the valuation variables fluctuates in different situations, with the result that appraisal theorists argue about which variables are the most appropriate. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity and asset quality. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights, block size, history of past sales of the banking company's stock, nature and relationship of the other shareholdings in the bank, and special ownership or management considerations.

  NET ASSET VALUE. Net asset value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate depreciation or appreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, net asset value is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking) this method still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to a going concern such as the interrelationship among a company's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, Meeks has given limited weight to the net asset value method of valuation in its analysis.

  MARKET VALUE. Market value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and quality of the comparable data are deemed sufficient. However, the relatively limited trading market for the stock of the banking company being appraised may require alternative methods for comparative pricing purposes. Such is the case when valuing the Bank Common Stock. The hypothetical market value for a small bank with a thinly trading market for its stock is normally determined by comparison to the average price-to-earnings, price-to-equity and dividend yield of local or regional publicly-traded bank issues, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a bank is determined by the previous sales of banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weight than the net asset value and similar emphasis as to investment value discussed below.

  Meeks accesses files concerning the prices paid for banking institutions nationwide. The information includes transactions involving Texas banking organizations which sold for 100% common stock during 1996 and for the five prior years. The information provides comparable pricing and financial performance data for banking organizations sold or acquired. The information presents averages of financial performance and purchase price levels, thereby facilitating a valid purchase price analysis. In analyzing the transaction value of the Merger, Meeks considered the market approach and evaluated price-to-equity and price-to-earnings multiples of transactions in Texas during 1996.

  COMPARABLE SALES MULTIPLES. Meeks calculated an "Adjusted Book Value" of $11.41 per share of Bank Common Stock based on the Bank's April 23, 1997 shareholders' equity and the average price-to-equity multiple of 1.80x for Texas bank transactions during 1996. This calculation result was then compared to the transaction value of $12.11 per share, which is 1.90x the book value per share of the Bank Common Stock. (The transaction value of $12.11 per share is equal to 0.625 multiplied by $19.375, which was the market price per share of the Company Common Stock at the time of the determination of the Exchange Ratio.) Meeks calculated an "Adjusted Earnings Value" of $8.00 per share based on the Bank's estimated 1997 earnings and the average price-to-earnings multiple of 11.43x for Texas bank transactions during 1996. Meeks then compared this to the transaction price of $12.11 per share, which is 17.28x the Bank's estimated 1997 earnings per share. The financial performance characteristics of the banking organizations in Texas may vary substantially in many cases from those of the Bank. When the variance is significant for relevant performance factors, adjustment to the price multiples are appropriate when comparing them to the transaction value.

  INVESTMENT VALUE. Investment value is sometimes referred to as the income value or earnings value. One frequently used investment value method estimates the present value of a bank's future earnings. Another popular investment value method determines the level of current annual benefits (earnings, dividends, etc.), and then capitalizes one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. The investment value methods which were analyzed in connection with this transaction were the net present value analysis and the return on investment analysis, which are discussed below.

  NET PRESENT VALUE ANALYSIS. The investment or earnings value of any banking organization's stock is an estimate of the present value of the future benefits, usually earnings or dividends, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over ten years normally and the residual value of the earnings stream after ten years, using an appropriate capitalization rate (the net present value discount rate). Meeks' computations were based on an analysis of the banking industry, the economic and competitive situations in the Bank's market area, its current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 12%, the "Net Present Value of Future Earnings" equaled $5.40 per share of Bank Common Stock compared to the transaction value of $12.11 per share.

  RETURN ON INVESTMENT ANALYSIS. Return on investment analysis (ROI) analyzes the ten-year ROI of an equity investment at the fair market value of $9.00 per share for Bank Common Stock compared to a liquidation at projected book value ten years forward. This ROI analysis provides a benchmark for assessing the validity of the value of a majority block of stock. The ROI analysis is one approach to valuing a going concern, and is directly impacted by the earnings stream, dividend payout levels and levels of debt, if any. Other financial and nonfinancial factors indirectly affect the ROI; however, these factors more directly influence the level of ROI an investor would demand from an investment in a majority block of stock of a specific bank at a certain point in time. The ROI assuming liquidation of the Bank Common Stock at book value in ten years equaled 7.89%, which compares unfavorably to the ROI generated in comparable transactions.

  TRANSACTION VALUE AS A PERCENTAGE OF TOTAL ASSETS. A price level indicator, the transaction value as a percentage of total assets, may be used to confirm the validity of the transaction value. The transaction value as a percentage of total assets facilitates an accurate price level comparison with comparable banking organizations, regardless of the differing levels of equity capital and earnings. In this instance the transaction value as a percentage of total assets of the Bank as of April 23, 1997 was 14.54%, which was well within the acceptable range and compares very favorably to the average of 16.01% generated in comparable transactions.

  Finally, another test of appropriateness for the transaction value of a majority block of stock is the net present value-to-transaction value ratio. Theoretically, an earnings stream may be valued through the use of a net present value analysis. In Meeks' experience with majority block community bank stock valuations, it has determined that a relationship does exist between the net present value of an "average" community banking organization and the transaction value of a majority block of the banking organization's stock. The net present value-to-transaction value ratio is 45% for the Bank, which compares very favorably to the percentages generated in comparable transactions. There are many other factors to consider, when valuing a going concern, which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a going concern. These factors, include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area and the expertise of the management of the organization being valued.

  PROJECTED IMPACT ON THE BANK'S SHAREHOLDERS. Meeks recognized this transaction as a merger rather than a purchase. An accretive value analysis was performed, thus giving consideration to the levels of book value and earnings per share of the Company over the next five years following completion of the Merger. To justify the fairness of the transaction for the Bank's shareholders, it is important to project, based upon realistic projections of future performance, a positive impact for the Bank's shareholders. These projections developed by Meeks support the Opinion as to the fairness of the transaction to the Bank's shareholders from a financial point of view. This analysis does not address future shareholder transactions involving the Company Common Stock after consummation of the transaction.

  Neither the Bank nor the Company imposed any limitations upon the scope of the analysis performed by Meeks in formulating the Opinion. In rendering the Opinion, Meeks did not independently verify the asset quality and financial condition of the Bank, the Company or SW Bank, but instead relied upon the data provided by or in behalf of the Bank, the Company and SW Bank to be true and accurate in all material aspects.

  For its services as an independent financial analyst for the Merger, including the rendering of the Opinion referred to above, the Bank has paid a fee to Meeks. Prior to being retained for this assignment, Meeks provided other professional but non-investment banking services to the Bank. The revenues derived from such services were insignificant when compared to Meeks' total gross revenues.

MERGER CONSIDERATION

  SHARES OF COMPANY COMMON STOCK. Except with respect to fractional shares as described below, if the Merger Agreement is approved and the Merger becomes effective, each share of Bank Common Stock outstanding immediately prior to the Effective Time will be automatically converted into 0.625 of a share of Company Common Stock. If no Bank Stock Options are exercised prior to the Effective Time, the 2,670,000 outstanding shares of Bank Common Stock will be converted into a total of 1,668,750 shares of Company Common Stock at the Effective Time. Up to 190,625 additional shares of Company Common Stock could be issued at the Effective Time to holders of the Bank Stock Options if such options are exercised prior to the Effective Time. At the Effective Time, each unexercised Bank Stock Option will be converted into a fully-exercisable option to purchase Company Common Stock as described under "--Bank Stock Options."

  CASH IN LIEU OF FRACTIONAL SHARES. The Company will not issue any fractional shares of Company Common Stock in the Merger. The Company will pay cash to each holder of Bank Common Stock who would otherwise be entitled to receive a fractional share of Company Common Stock. The cash payment will be equal to the product of the fractional part of the share of Company Common Stock multiplied by the average closing sales price per share of Company Common Stock as reported by The Wall Street Journal over the five consecutive trading day period ending on the trading day immediately preceding the Closing Date.

BANK STOCK OPTIONS

  In accordance with the terms of the Bank Stock Options, at the Effective Time, each Bank Stock Option (i) will become fully exercisable as to the total number of shares subject thereto, and (ii) be automatically converted into an option to purchase a number of shares of Company Common Stock equal to the total number of shares subject to such Bank Stock Option multiplied by 0.625, at an exercise price per share equal to the exercise price per share of such Bank Stock Option divided by 0.625. The Company shall enter into an agreement with each holder of a Bank Stock Option whereby the parties acknowledge the foregoing conversion and acknowledge the continuation of the other terms of the Bank Stock Options, which will remain substantially the same, except that no "dividend credits" (as defined in the Bank's Stock Option Plan) shall be accrued or paid with respect to any Bank Stock Option after the Effective Time. See "--Interests of Certain Persons in the Merger."

DISSENTERS' RIGHTS

  The following is a brief summary of the rights of dissenting shareholders pursuant to Texas law and, although it discusses all material aspects of such rights, it does not purport to be a complete statement thereof. The summary is qualified in its entirety by reference to Articles 5.11 through 5.13 of the TBCA, which are set forth in full in Appendix C to this Proxy Statement/Prospectus.

  Record holders of Bank Common Stock will have the right to dissent with respect to the Merger and, subject to certain conditions, receive a cash payment equal to the fair value of their shares under the TBCA. ANY SHAREHOLDER WHO WISHES TO ASSERT HIS OR HER DISSENTER'S RIGHTS MUST CAUSE THE BANK TO RECEIVE, BEFORE THE VOTE ON THE MERGER IS TAKEN, WRITTEN NOTICE OF HIS OR HER INTENT TO DEMAND PAYMENT FOR HIS OR HER SHARES IF THE MERGER IS EFFECTED AND MAY NOT VOTE ANY OF HIS OR HER SHARES IN FAVOR OF THE MERGER. VOTING AGAINST THE MERGER IS NOT SUFFICIENT, IN AND OF ITSELF, FOR A SHAREHOLDER TO ASSERT HIS OR HER DISSENTER'S RIGHTS.

  In the event the Bank's shareholders approve the Merger at the Special Meeting, the Bank is required to deliver or mail a written notice to all shareholders who are entitled to demand payment for their shares no later than 10 days after the Effective Time. Any shareholder to whom a notice is sent by the Bank and who desires to exercise his or her dissenter's rights must, within 10 days from the delivery or mailing of the Bank's notice, make written demand on the Bank for the payment of the fair value of his or her shares. Pursuant to the TBCA, the fair value of the shares is the value thereof as of the day immediately preceding the Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger. The demand must state the number of shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder who does not demand payment for his or her shares within the 10 day period is bound by the Merger.

Upon receiving a demand for payment from a dissenting shareholder, the Bank must make an appropriate notation of the demand in its shareholder records. Within 20 days after making such demand, the dissenting shareholder must submit his or her share certificates to the Bank for notation thereon that demand has been made.

  Within 20 days after the Bank's receipt of a demand from a dissenting shareholder, the Bank must deliver or mail to the shareholder a written notice that either accepts the amount claimed in the shareholder's demand as the fair value of the shares or sets forth the Bank's estimate of the fair value of the shares. If the shareholder's amount is accepted, the notice must state that the Bank will pay that amount to the shareholder within 90 days after the date the Merger was effected, upon surrender of the certificates for the shareholder's shares, duly endorsed. If the notice includes the Bank's estimate of the fair value of the shares, such notice must also include an offer to pay the amount of that estimate to the shareholder within 90 days after the date the Merger was effected, upon receipt of notice within 60 days after that date from the shareholder that he or she agrees to accept that amount and surrenders the certificates for the shareholder's shares. The failure of a dissenting shareholder to submit his or her share certificates for notation terminates such shareholder's right to dissent, at the option of the Bank, unless a court of competent jurisdiction for good and sufficient cause directs otherwise.

  If, within 60 days after the date on which the Merger was effected, the value of the shares is agreed upon by the Bank and the dissenting shareholder, then payment for the shares must be made by the Bank to the shareholder within 90 days after the date on which the Merger was effected, upon the shareholder's surrender of the certificates, duly endorsed. Upon payment of the agreed value, the shareholder will cease to have any interest in the shares or the Bank.

  If, however, within 60 days after the date on which the Merger was effected, the dissenting shareholder and the Bank do not agree upon the value of the shares, then either may, within an additional 60 days after the expiration of the first 60 day period, file a petition in any court of competent jurisdiction in Harris County, Texas, asking the court to determine the fair value of the shareholder's shares. If the petition is filed by the shareholder, the Bank must, within 10 days after service of the petition upon it, file in the office of the clerk of the court a list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the Bank. If the petition is filed by the Bank, then the petition must be accompanied by such list. The clerk of the court then gives notice of the time and place fixed for the hearing by the court of the petition by registered mail to the Bank and each of the shareholders named on the list at the addresses stated therein, and the shareholders as notified and the Bank are bound by the final judgment of the court.

  After the hearing of the petition, the court determines the shareholders who have complied with the foregoing procedure and become entitled to the valuation of and payment for their shares and appoints one or more appraisers to determine that value. The appraisers may examine the books and records of the Bank and are required to afford a reasonable opportunity to the interested parties to submit pertinent evidence as to the value of the shares. The appraisers then determine the fair value of the shares of all of the shareholders entitled to payment for their shares and file their report of that value in the office of the clerk of the court, who gives notice of such filing to the parties in interest. After hearing any exceptions to the report, the court then determines the fair value of the shares of all the shareholders entitled to payment and directs the Bank to pay that value, together with interest thereon, beginning 91 days after the date on which the Merger was effected until the date of the judgment, to the shareholders entitled to payment, upon surrender of the certificates for their shares, duly endorsed. Upon payment of the judgment, the dissenting shareholders will cease to have any interest in those shares or the Bank. The court allows the appraisers a reasonable fee as court costs, and all court costs are allotted between the parties in a manner as the court determines to be fair and equitable.

  Any shareholder who has demanded payment for his or her shares may withdraw such demand at any time before payment for the shares or before any petition is filed seeking a determination of the fair value of the shares and, with the consent of the Bank, after any such petition is filed. If (i) the demand is withdrawn, (ii) the Bank has terminated the shareholder's rights under Article
5.12 of the TBCA because of the failure of the shareholder to submit the certificates for his other shares for notation of demand, (iii) no petition is timely filed, or (iv) after hearing the petition, the court determines the shareholder is not entitled to the relief provided by Article 5.12 of the TBCA, then the shareholder is conclusively presumed to have approved the Merger and is bound thereby, and his or her status as a shareholder is restored and he or she is entitled to receive any dividends paid to shareholders in the interim.

  In the absence of fraud, the remedy provided by Article 5.12 of the TBCA to a shareholder objecting to the proposed Merger is the exclusive remedy for the recovery of the value of his or her shares and, if the Bank complies with
Article 5.12, then any shareholder who fails to comply with the requirements of Article 5.12 is not entitled to bring suit for the recovery of the value of his or her shares or money damages to the shareholder with respect to the Merger.

SURRENDER OF CERTIFICATES

  Promptly following the Effective Time, the Company's transfer agent, American Securities Transfer & Trust, Inc., acting in the capacity of exchange agent for the Company (the "Exchange Agent"), will mail to each holder of record of shares of Bank Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing the shares of Company Common Stock to which he or she is entitled.

  SHAREHOLDERS OF THE BANK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

  Upon surrender to the Exchange Agent of one or more certificates for Bank Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Company Common Stock to which such holder is entitled and, if applicable, a check for the amount representing any fractional share (without interest). A certificate for Company Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and is otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not due.

  All Company Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time. No dividends in respect of the Company Common Stock with a record date after the Effective Time will be paid to the former shareholders of the Bank entitled to receive certificates for shares of Company Common Stock until such shareholders surrender their certificates representing shares of Bank Common Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such shares of Company Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Company Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Company Common Stock which shall have a record date after the Effective Time, as the case may be, and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

CONDITIONS TO THE MERGER

  The effectiveness of the Merger is subject to the satisfaction as of the Closing Date or, if permissible under the Merger Agreement, waiver of a number of conditions.

  CONDITIONS TO THE OBLIGATIONS OF BOTH PARTIES. Conditions to the obligations of both parties to effect the Merger include but are not limited to the following: (i) the approval of the Merger Agreement by the requisite vote of the Bank's shareholders, (ii) the receipt of all requisite regulatory approvals; and (iii) the absence of any pending or threatened suits, claims, actions, investigations or proceedings challenging or in any manner seeking to restrict or prohibit the transactions contemplated by the Merger Agreement or seeking to obtain any damages against any person as a result of the transactions contemplated by the Merger Agreement.

  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. Conditions to the obligation of the Company to effect the Merger include but are not limited to the following: (i) the receipt by the Company of a certificate from the Bank's chief executive officer certifying compliance with the Bank's representations, warranties and covenants and confirming the absence of any pending or threatened litigation against the Bank that, when aggregated with any breaches of representations and warranties, would have a material adverse effect on the Bank; (ii) the absence of any general banking moratorium or general suspension of payments in respect of banks in the United States or any event that significantly and adversely affects the normal functioning or operation of the convertibility of major European currencies into United States dollars; (iii) the holders of not more than 10% of the outstanding shares of Bank Common Stock having taken action entitling them to exercise dissenters' rights of appraisal; (iv) the receipt by the Company of an opinion of counsel to the Company at the Closing regarding certain federal income tax consequences of the Merger to the Company and SW Bank; (v) the execution and delivery by holders of the Bank Stock Options of agreements confirming the conversion of such options into options to purchase Company Common Stock as described under "--Bank Stock Options;" (vi) the qualification of the Merger as a "pooling of interests" for financial accounting purposes and the receipt by the Company of appropriate opinions from Coopers & Lybrand L.L.P. and Grant Thornton LLP to that effect; (vii) the receipt by the Company of agreements substantially in the form of Exhibit A to the Merger Agreement from each of the "affiliates" of the Bank; (viii) the receipt by the Company of releases from the directors and officers of the Bank; and (ix) the receipt by the Company of an opinion of counsel from Brown Parker & Leahy L.L.P., special counsel to the Bank.

  CONDITIONS TO THE OBLIGATION OF THE BANK. Conditions to the obligations of the Bank to effect the Merger include but are not limited to the following:
(i) the receipt of an opinion of counsel to the Bank at the Closing regarding certain federal income tax consequences of the Merger to the Bank shareholders as described under "--Certain Federal Income Tax Consequences," (ii) the Company shall have entered into the Employment Agreements, (iii) the receipt by the Bank of a certificate from the Company's chief executive officer, president or any executive vice president, certifying compliance with the Company's representations, warranties and covenants, and (iv) the receipt by the Bank of an opinion of Vinson & Elkins L.L.P., counsel to the Company and SW Bank.

  Those conditions to consummation of the Merger which are required by law, such as the approval of the Merger Agreement by the requisite vote of the Bank's shareholders and the receipt of all requisite regulatory approvals, may not be waived by either party to the Merger Agreement. If any other condition to the consummation of the Merger which is material to the Bank shareholders, such as receipt of the opinion that the Merger will constitute a tax free reorganization, is not fulfilled, the Bank Board will call another special meeting of the Bank's shareholders requesting reapproval of the Merger Agreement with such fact being disclosed to the Bank's shareholders in the proxy solicitation materials relating to such meeting. For a complete description of all of the conditions to the obligations of the parties to effect the Merger, see Article VI of the Merger Agreement.

REGULATORY APPROVALS

  The Merger is subject to prior approval by the OCC under the National Bank Act. The Merger is also subject to certain filing and other requirements of the Texas Department of Banking and the Federal Reserve Board. The Company has filed an application with the OCC requesting approval of the Merger; however, there can be no assurances that the necessary regulatory approval will be obtained or as to the timing of or conditions placed on such approval.

  The approval of any application merely implies satisfaction of regulatory criteria for approval, which does not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

  The Company and the Bank are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Merger to become effective other than those described above. The parties currently intend to seek to obtain any other approval and to take any other action that may be required to effect the Merger. There can be no assurance that any required approval or action can be obtained or taken prior to the Special Meeting. The receipt of all necessary regulatory approvals is a condition to effecting the Merger. See "--Conditions to the Merger" and "--Termination of the Merger Agreement."

CONDUCT OF BUSINESS PENDING THE MERGER

  BY THE BANK. The Merger Agreement requires the Bank to maintain the general character of its business and conduct its business in the ordinary and usual manner at all times prior to the Effective Time. In addition, without the prior written consent of the Company, the Bank may not, among other things,
(i) make any loans or other extensions of credit to any borrower in excess of $500,000; (ii) enter into any material agreement, contract or commitment exceeding $50,000 (other than banking transactions in the ordinary course of business); (iii) issue, sell or otherwise dispose of any shares of its capital stock other than pursuant to the exercise of Bank Stock Options; (iv) sell or otherwise dispose of any of its material assets or properties other than in the ordinary course of business; (v) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock; (vi) amend its Articles of Association or Bylaws; (vii) open or close any branch office; or (viii) make any material change in its interest rate risk profile as of March 31, 1997.

  BY THE COMPANY. The Company is required (i) to conduct its consolidated affairs only in the ordinary course of business consistent with prudent banking practice and in accordance with applicable laws and its compliance, loan and other policies; and (ii) to refrain from entering into any agreement which would provide for the sale of the Company or its assets to another entity pursuant to which the management of the acquiring or surviving entity would be substantially different from that of the Company as of the date of the Merger Agreement.

  See Article V of the Merger Agreement for additional restrictions on the conduct of the business of the Bank and the Company pending the Merger.

NO SOLICITATION

  The Bank has agreed under the Merger Agreement that neither it nor any of its directors, officers, employees or agents, will directly or indirectly solicit, initiate, encourage or facilitate any Acquisition Proposal, or, except as otherwise required in the opinion of Counsel to the Bank in order for the Bank Board to fulfill its fiduciary duties to the Bank's shareholders, participate in any negotiation in respect of or cooperate with any Acquisition Proposal. If any third party makes an offer or inquiry to the Bank concerning any Acquisition Proposal, the Bank is required to promptly disclose such offer or inquiry (including the terms thereof) to the Company.

CERTAIN ADDITIONAL AGREEMENTS

  THE BANK. The Bank has also agreed under the Merger Agreement to (i) if requested by the Company, terminate or amend, effective as of the Effective Time, certain employment, consulting, severance or similar agreements which would otherwise extend past the Effective Time; (ii) establish such additional accruals and reserves as may be necessary to conform the Bank's accounting and credit loss reserve practices and methods to those of the Company with respect to the conduct of the Bank's business after the Effective Time; and (iii) cooperate with the Company in obtaining and delivering environmental assessment reports on certain properties.

  THE COMPANY. The Company has also agreed under the Merger Agreement to (i) enter into the Employment Agreements; and (ii) indemnify the directors, officers, employees and agents of the Bank against all losses, expenses, claims, damages and liabilities in connection with any claim, action, suit, proceeding or investigation based in whole or in part on the fact that such person is or was a director, officer, employee or agent of the Bank and arising out of actions or omissions occurring prior to the Effective Time, in each case to the fullest extent permitted under applicable law, and to provide liability insurance for such purpose for a period of up to four years. For more information concerning the Employment Agreements, see "--Interests of Certain Persons in the Merger."

  For information concerning additional agreements and covenants of the Bank and the Company, see Article V of the Merger Agreement.

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual written consent of the parties; (ii) by either party if the Merger has not become effective by October 31, 1997, unless the party seeking to terminate is in default under the Merger Agreement; (iii) by either party upon the expiration of 15 days after any governmental authority having jurisdiction over the Merger indicates that it intends to deny or to refuse to grant its approval (provided, that with respect to governmental authorities other than the OCC or the Texas Banking Commissioner, the parties shall use their reasonable efforts during such 15 day period to obtain the withdrawal of such denial or refusal); (iv) by the Company upon the expiration of 30 days after the date the Company has given notice to the Bank of the Bank's material failure to satisfy any covenant or agreement in the Merger Agreement or of the Bank's breach of representations and warranties which in the aggregate represent a material adverse effect on the Bank (provided the Bank has not corrected the grounds for such termination within such 30 day period); (v) by the Bank upon the expiration of 30 days following the date that the Bank has given written notice to the Company of the Company's or SW Bank's material failure to satisfy any covenant or agreement contained in the Merger Agreement or of the Company's breach of representations and warranties which in the aggregate represent a material adverse effect on the Company (provided that the Company has not corrected such grounds for termination within such 30 day period); (vi) by either the Company or the Bank if the requisite approval of the Bank's shareholders is not obtained at the meeting thereof or the Bank Board has determined not to recommend approval of the Merger to the Bank's shareholders in order to fulfill its fiduciary duty to such shareholders;
(vii) by the Company if there shall have occurred since March 31, 1997, any change in or effect on the business of the Bank or any occurrence, development or event of any nature that has had or may reasonably be expected to have, together with all such other changes and effects, a material adverse effect on the Bank; and (viii) by the Bank, if there shall have occurred since March 31, 1997, any change in or effect on the business of the Company or any occurrence, development or event of any nature that has had or may reasonably be expected to have, together with all such other changes and effects, a material adverse effect on the Company. The Company may also terminate the Merger Agreement if it advises the Bank in writing on or prior to July 15, 1997, that it disapproves of the results of the environmental inspections of the Bank's properties because of material violations of environmental laws or because estimated aggregate cleanup costs for such properties exceed $500,000; provided, however, that the Bank shall have the opportunity to correct any such violations or conditions to the Company's reasonable satisfaction prior to August 31, 1997 in order to prevent such termination.

AMENDMENT OF MERGER AGREEMENT

  The Merger Agreement may be amended by the parties thereto, pursuant to action taken by their respective boards of directors or pursuant to authority delegated by their respective boards of directors, at any time before or after approval of the Merger Agreement by the Bank's shareholders; provided that, after the Merger Agreement is approved by the Bank's shareholders, no amendment can be made to the Merger Agreement that reduces the consideration to be received by the Bank's shareholders in the Merger.

WAIVER OF PERFORMANCE OF OBLIGATIONS

  Any of the parties to the Merger Agreement may, in writing, waive any of the inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The Merger Agreement provides, as a condition to the Bank's obligations thereunder, that the Company shall have entered into the Employment Agreements with J. Nolan Bedford and Maurice L. Junod. Mr. Bedford's

Employment Agreement has a three year term with an annual salary of $177,575. Mr. Bedford will also be entitled to normal salary increases, to be determined in the sole discretion of the Company, and to be included in the Company's employee bonus plan, stock option plan, 401(k) Plan and health insurance plan in a manner comparable to SW Bank's other senior officers. Mr. Bedford will be the senior officer of SW Bank in charge of all lending and personnel functions and responsibilities over the Bank's present nine locations (which will become branches of SW Bank). Mr. Bedford will also become a member of SW Bank's Management Committee and Vice Chairman of SW Bank's Board of Directors.

  Mr. Junod's Employment Agreement provides for an annual salary of $156,700. He will also be entitled to normal salary increases, determined at the sole discretion of the Company, and to participate in the Company's employee bonus plan, stock option plan, 401(k) Plan and health insurance plan in a manner comparable to SW Bank's other senior officers. Mr. Junod will report to Mr. Bedford and will be the senior officer supervising all lending and personnel functions and responsibilities over the Bank's present nine locations.

  Messrs. Bedford and Junod each hold Bank Stock Options which will be converted into options to purchase 52,500 shares of Company Common Stock at a weighted average exercise price of $9.04 per share on the Effective Date of the Merger, as described under "The Merger--Bank Stock Options." Based on the closing price of the Company Common Stock of $27.625 per share quoted on the NASDAQ National Market on June 30, 1997, the options held by each of Messrs. Bedford and Junod would have a value of $975,713. The Bank Stock Options currently held by Messrs. Bedford and Junod are currently exercisable as to 45% and 62%, respectively, of the underlying shares; however, upon the Effective Date of the Merger, the options to purchase shares of Company Common Stock into which such Bank Stock Options will be converted will become fully exercisable in accordance with their terms.

  As soon as practicable following the Effective Time, the Company intends to increase the size of its Board of Directors by one member and to elect Adolph
A. Pfeffer, Jr. to fill the vacancy created by such increase. In addition, the Company intends to cause the Board of Directors of SW Bank to be increased by four members and to elect Adolph A. Pfeffer, Jr., Stanley D. Stearns, Jr., J. Nolan Bedford and Timothy R. Brown as directors of SW Bank to fill the vacancies created by such increase. None of the foregoing proposed director elections is a condition to the consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The receipt of the following opinions from Brown, Parker & Leahy, L.L.P., the Bank's counsel, as to the Federal income tax consequences of the Merger, in form and substance satisfactory to the Bank, is a condition to the consummation of the Merger:

    (a) the proposed merger qualifies as a tax-free "reorganization" within the meaning of Section 368(a) of the Code;

    (b) the Company, the Bank and SW Bank will each be a party to that reorganization;

    (c) no gain or loss will be recognized to the shareholders of the Bank on the receipt by them of shares of Company Common Stock in exchange for their shares of Bank Common Stock, except to the extent they receive cash;

    (d) the basis of the Company Common Stock received by the shareholders of the Bank will be the same as the basis of the Bank Common Stock surrendered in exchange therefor (reduced by the excess, if any, of the cash received over the amount of gain recognized on the exchange); and

    (e) the holding period of the Company Common Stock (including fractional share interests, if any) received by shareholders of the Bank will include the period during which the Bank Common Stock exchanged therefor was held, provided the surrendered Bank Common Stock was held as a capital asset on the date of the exchange.

  The above opinion of counsel, which will be delivered on the Closing Date, is filed as an exhibit to the Registration Statement. A further condition to the consummation by the Company of the Merger is the receipt of additional opinions of the Company's counsel, in form and substance satisfactory to the Company, as to the Federal income tax consequences of the Merger as they affect the Company and SW Bank.

  With respect to a holder of Bank Common Stock who dissents from the Merger and receives cash for the value of his stock, it is believed that the Internal Revenue Service will take the position that the cash payment constitutes a distribution by the Bank in redemption of the dissenting shareholder's Bank Common Stock and that the redemption (i) occurs immediately prior to the Merger, and (ii) is separate and distinct from the Merger. Under the Internal Revenue Service's position, a dissenting shareholder will be entitled to capital gain or loss treatment (provided that the Bank Common Stock was held as a capital asset on the date of redemption) with respect to his shares of Bank Common Stock "redeemed" by the Bank only if such transaction does not have the effect of the distribution of a dividend under Section 302 of the Code. In determining whether the transaction has such effect, the constructive ownership rules of Section 318 of the Code will be applied.

  The foregoing discussion is only a summary of the tax consequences as described above. An opinion of counsel only represents counsel's best legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither the Bank nor the Company has requested or will request a ruling from the Internal Revenue Service with regard to the federal income tax consequences of the Merger.

  THE ABOVE SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING ON AN INDIVIDUAL BASIS. IN ADDITION TO THE FEDERAL INCOME TAX CONSEQUENCES DISCUSSED ABOVE, CONSUMMATION OF THE MERGER MAY HAVE SIGNIFICANT STATE AND LOCAL INCOME TAX CONSEQUENCES WHICH ARE NOT DISCUSSED IN THIS PROSPECTUS-PROXY STATEMENT. ACCORDINGLY, PERSONS CONSIDERING THE MERGER ARE URGED TO CONSULT THEIR TAX ADVISORS WITH SPECIFIC REFERENCE TO THE EFFECT OF THEIR OWN PARTICULAR FACTS AND CIRCUMSTANCES ON THE MATTERS DISCUSSED HEREIN.

RESALE OF COMPANY COMMON STOCK

  The shares of Company Common Stock issuable to shareholders of the Bank upon the Merger becoming effective have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of the Bank or the Company as that term is defined in the rules under the Securities Act. Persons who may be deemed to be affiliates of the Bank generally include individuals or entities that control, are controlled by or are under common control with, the Bank and may include the executive officers and directors of the Bank as well as certain principal shareholders of the Bank. Company Common Stock received by those shareholders of the Bank who are deemed to be "affiliates" of the Bank may be resold without registration as provided for by Rule 145 under the Securities Act (or in the case of such persons who become "affiliates" of the Company, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. Under guidelines published by the Commission, the sale or other disposition of Company Common Stock or Bank Common Stock by an affiliate of either of the Company or the Bank as the case may be, within 30 days prior to the Effective Time or the sale or other disposition of Company Common Stock thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of the Company and the Bank could preclude pooling of interests accounting treatment of the Merger. In the Merger Agreement, the Bank has agreed to use its reasonable efforts to cause the Merger to qualify for pooling of interests accounting treatment and to cause each executive officer, director or shareholder who may reasonably be deemed an affiliate of the Bank to represent to the Company that such affiliate will not sell, transfer or otherwise dispose of the shares of Company Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder and to deliver to the Company an agreement in the form of Exhibit A to the Merger Agreement with respect thereto. This Proxy Statement/Prospectus does not cover any resales of Company Common Stock received by affiliates of the Bank.

NASDAQ LISTING

  The Merger Agreement provides for the filing by the Company of a listing application with NASDAQ covering the shares of Company Common Stock issuable upon the Merger becoming effective. The Merger's effectiveness is conditioned on the authorization for listing of such shares on NASDAQ.

ACCOUNTING TREATMENT

  The Merger is designed to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of the Company and the Bank will be carried forward to the consolidated financial statements of the Company at their recorded amounts; income of the Company will include income of the Bank for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations will be combined and restated as income for prior periods of the Company. The receipt by the Company of a letter from Coopers & Lybrand L.L.P. and by the Bank of a letter from Grant Thornton LLP, their respective independent accountants, stating that the transaction will qualify as a pooling of interests, is a condition to the consummation of the Merger. See "The Merger--Conditions to the Merger" and "Unaudited Pro Forma Combined Condensed Financial Statements."

  Representatives of Grant Thornton LLP are expected to be present at the Bank's Special Meeting and to be available to respond to questions, and will have an opportunity to make a statement if they desire to do so.

EXPENSES

  Except as otherwise provided in the Merger Agreement, the Company and the Bank will each pay their own expenses in connection with the Merger, including fees and expenses of their respective independent auditors and counsel. In addition, if the Merger Agreement is terminated because the Board of Directors of the Bank has either failed to recommend approval of the Merger to the Bank's shareholders or has recommended against approval of the Merger because of the receipt by the Bank of an Acquisition Proposal, the Bank shall reimburse the Company for all of its reasonable out of pocket expenses up to $400,000 (with reimbursable legal fees being limited to $125,000) upon such termination and shall pay to the Company the additional sum of $500,000 upon consummation by the Bank of an Acquisition Proposal within one year following termination of the Merger Agreement.

                     MARKET PRICE OF COMPANY COMMON STOCK

  The Company Common Stock commenced trading on NASDAQ on January 27, 1997 under the symbol "SWBT." Quotations of the sales volume and the closing sales prices of the Company Stock are listed daily in NASDAQ's national market listings. The following table sets forth the range of high and low sale prices of the Common Stock as quoted by NASDAQ's monthly statistical report for the periods indicated.

                                                                   HIGH    LOW
                                                                  ------ -------
        1997
        Second Quarter........................................... $28.00 $18.00
        First Quarter (beginning January 27, 1997)............... $20.50 $17.875

  On June 30, 1997, the closing sale price for the Common Stock as reported by NASDAQ was $27.625 per share. As of June 30, 1997, the Company had approximately 568 stockholders of record.

                            COMPANY DIVIDEND POLICY

  The Company has not previously paid any cash dividends on the Company Common Stock and does not intend to declare dividends on the Company Common Stock for the foreseeable future.

  In the future, the declaration and payment of dividends on the Company Common Stock will depend upon the earnings and financial condition of the Company, liquidity and capital requirements, the general economic and regulatory climate, the Company's ability to service any equity or debt obligations senior to the Common Stock and other factors deemed relevant by the Company Board. See "Description of Securities of the Company." For a foreseeable period of time, the principal source of cash revenues to the Company will be dividends paid by SW Bank with respect to SW Bank's common stock. As of March 31, 1997, approximately $20.4 million was available for payment of dividends by SW Bank to the Company under applicable restrictions without regulatory approval. Regulatory authorities could impose administratively stricter limitations on the ability of SW Bank to pay dividends to the Company if such limits were deemed appropriate to preserve certain capital adequacy requirements. See "Risks Factors--Supervision and Regulation" and "Supervision and Regulation."

  THE COMPANY. The Company Bylaws provide that a special meeting of shareholders may be called by the Chairman of the Board, the President or a majority of the Company Board, and shall be called by the President at the request of the holders of not less than one-third of the shares entitled to vote at the meeting.

LIMITATION OF DIRECTOR LIABILITY

  Article 1302-7.06 of the Texas Civil Statutes provides that the articles of incorporation may provide that a director of the corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, provided that there shall be no limitation of liability of a director to the extent the director is found liable for (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. The Bank Articles do not contain any special provisions relating to limitation of liability of directors; however, such special provisions are contained in the Company Articles.

                                   THE BANK

BUSINESS OF THE BANK

  The Bank was organized as a Texas state banking association in 1960 under the laws of the state of Texas. The Bank provides a full range of commercial and consumer banking services from nine full-service banking locations in the east, northeast, northwest and west areas of Houston, Texas, including its headquarters in northwest Houston and eight branches--Bell Tower, Kingwood, Memorial, Northport, Pasadena, Porter, Spring and Tanglewood. All of the Bank's locations are in permanent buildings except for the Pasadena and Tanglewood offices, which are now in temporary quarters but are expected to be in permanent quarters before the end of 1997. At March 31, 1997, the Bank had total assets of $235.3 million, net loans of $135.5 million, total deposits of $214.8 million, and total shareholders' equity of $19.2 million.

  The business strategy of the Bank is to provide its customers with full-service banking together with a community bank's level of customer services. The Board of Directors and senior management of the Bank have maintained the Bank's community orientation by tailoring products and services to meet community and customer needs. By endeavoring to understand the needs of its customers and communities, the Bank is working to maintain and further enhance its reputation of providing excellent customer service. The Bank believes that it is able to make credit and other banking decisions rapidly. Management believes that this capability, when compared to competing financial institutions, enables the Bank to provide a higher degree of service and responsiveness to creditworthy customers. Management believes that the Bank is well positioned in its markets due to its responsive customer service, strong community involvement, knowledge of its market areas and financial strength.

  Bank employees actively participate in a variety of civic and community activities and organizations within each market, including local chambers of commerce and charitable and civic activities. The Bank believes that these activities assist the Bank's marketing efforts through increased visibility and development of new customer relationships and maintenance and expansion of existing customer relationships.

  The Bank serves as a community bank, providing for the banking needs of retailers, manufacturers, real estate developers and builders, and other businesses in its market areas. For businesses, the Bank offers checking facilities, certificates of deposit, short-term loans for working capital purposes, construction financing, mortgage loans, loans for fixed assets and expansion needs, other commercial loans to fit the needs of its business customers, and a variety of non-credit services.

  The services provided for individuals by the Bank include checking accounts, savings accounts, certificates of deposit, individual retirement accounts and consumer loan programs, including installment loans for home repairs and purchases of consumer goods (primarily automobiles, trucks and boats), mortgage loans, travelers checks, money orders and safe deposit facilities. The Bank provides 24-hour access to routine banking services through automated teller machines (ATM), network affiliations for shared ATMs and point-of-sale
(POS) services with organizations such PULSE EFT Association and other regional and national/international organizations.

MARKET AREAS AND FACILITIES

  The principal banking office of the Bank is located in the northwest area of Houston; and its branches are located in the east, northeast, northwest and west areas of Houston. The market areas served by the Bank consist of all economic levels of consumers and nearly all types of commercial activity. The Bank's operations are located in the Houston Primary Metropolitan Statistical Area ("PMSA"), which consists of six counties in Southeast Texas. The City of Houston, where the Bank is based, serves as the center of a 598 square mile commercial and consumer market. The economy of the region relies on widely-diversified industries.

  The bank services its customers through the following banking locations.

BANKING LOCATION                                                  DATE OPENED(1)
----------------                                                  --------------
Main Office Location.............................................      1960
12130 Hempstead Highway
Houston, Texas 77092
Memorial.........................................................      1992
14803 Memorial Drive
Houston, Texas 77079
Spring...........................................................      1994
2000 Spring Cypress Road
Spring, Texas 77388
Kingwood.........................................................      1995
29805 Loop 494
Kingwood, Texas 77325
Northport........................................................      1995
9191 North Loop East
Houston, Texas 77029
Bell Tower.......................................................      1995
1330 Wirt Road
Houston, Texas 77055
Porter...........................................................      1995
2 Porterwood Village Center
Porter, Texas 77365
Pasadena(2)......................................................      1996
4207 Fairmont Parkway
Pasadena, TX 77504
Tanglewood(2)....................................................      1996
5791 Woodway
Houston, TX 77057

--------
(1) Represents the date the facility opened for business as a commercial bank.
(2) The bank is currently engaged in the construction of permanent facilities for its Pasadena and Tanglewood branches, located at 4500 Fairmont Parkway and at 1075 Augusta, respectively. It is anticipated that these new facilities will open for business in 1997.

  The Bank owns its main-office banking location on Hempstead Highway and the Memorial, Spring, Kingwood and Northport branch locations. The Bell Tower and Porter locations are leased under separate long term (five year or greater) lease arrangements. The Pasadena location is on a month-to-month lease. The Tanglewood location is on a six month lease with month-to-month thereafter. The banking locations include drive-through facilities at the main banking location and at the Memorial, Spring, Northport, Kingwood, Bell Tower and Porter branches.

EMPLOYEES

  At March 31, 1997, the Bank employed 126 full-time equivalent employees. The following table is a listing of all senior officers of the Bank:

                                                                        OFFICER
         NAME           AGE                   OFFICE                     SINCE
         ----           ---                   ------                    -------
J. Nolan Bedford.......  59 President and Chief Executive Officer        1993
Maurice L. Junod.......  56 Vice Chairman of the Board and Chief         1994
                             Operating Officer
John B. Avara..........  43 Executive Vice President                     1994
Larry R. Bone..........  50 Executive Vice President                     1991
J. Clifton Green.......  38 Executive Vice President                     1996
Ervin A. Lev...........  53 Executive Vice President Operations and      1994
                             Cashier
Milan B. Saunders......  52 Executive Vice President                     1993
Stephen Bertram........  44 Senior Vice President                        1997
Harry J. Brooks........  39 Senior Vice President                        1995
James B. Coleman.......  36 Senior Vice President                        1995
Linda Cruz.............  41 Senior Vice President                        1994
William H. Fowler, II..  41 Senior Vice President                        1995
John Shirley...........  42 Senior Vice President                        1996
Laurie Stockstill......  46 Senior Vice President                        1996

  The background of each of the senior management officers listed above is described below.

  J. Nolan Bedford. Mr. Bedford has served as President and Chief Executive Officer of the Bank since 1993. Previously, Mr. Bedford served as Senior Executive Vice President, Chief Lending Officer and Director of Lockwood National Bank in Houston from 1985 to 1993.

  Maurice L. Junod. Mr. Junod has served as Vice Chairman and Chief Operating Officer of the Bank since 1994. Previously, Mr. Junod was the founding President and Organizing Director of Spring National Bank in Spring, Texas, where he also served as Chief Executive Officer from 1984 to 1993.

  John B. Avara. Mr. Avara joined the Bank in 1994 as Senior Vice President and Commercial Loan Officer. Previously, Mr. Avara served as Senior Vice President at Spring National Bank in Spring, Texas from 1989 to 1993.

  Larry R. Bone. Mr. Bone joined the Bank in 1991 as Senior Vice President and Senior Lending Officer. Previously, Mr. Bone served as Middle Market Relationship Manager at First Interstate Bank of Texas, formerly Allied Bancshares, Inc., and as Chief Executive Officer at Allied Fairbanks Bank from 1979 to 1991.

  J. Clifton Green. Mr. Green joined the Bank in June, 1996 as an Executive Vice President in commercial lending. Previously, Mr. Green served as a Vice President in lending at Northern Trust Bank of Texas, N.A., and its predecessor, Tanglewood Bank, N.A., from 1991 to 1996. He has been active in lending since 1980.

  Ervin A. Lev. Mr. Lev joined the Bank in 1994 as Senior Vice President of Operations and Cashier. Prior to that time, Mr. Lev served as Executive Vice President and Advisory Director at Peoples National Bank, Houston from 1990 to 1993 and as Senior Vice President and Cashier at North Houston Bank from 1986 to 1990.

  Milan B. Saunders. Mr. Saunders joined the Bank in 1993 as Senior Vice President and Commercial Loan Officer. Previously, Mr. Saunders served as Branch President for the Humble branch of First City Bank of Texas, N.A. from 1988 to 1993.

  Stephen Bertram. Mr. Bertram joined the Bank in 1997 as a Senior Vice President, commercial lender. He has been in banking since 1977, most recently with Coastal Banc and its predecessor, Texas Capital Bank, N.A. from 1994 to 1996. He was also President and Chief Executive Officer of a $50 million subsidiary of First City Bank of Texas, N.A. from 1988 to 1993.

  Harry J. Brooks. Mr. Brooks joined the Bank in July, 1995 as a Senior Vice President in commercial lending. Prior to joining the Bank, he was in lending at First Freeport National Bank (1985-1988), First City Bank of Texas, N.A. (1988-1992), Bank One of Texas, N.A. (1992) and Prime Bank (1993-1995).

  James B. Coleman. Mr. Coleman joined the Bank in October, 1995 as a Vice President in commercial lending. He was promoted to Senior Vice President in January, 1997. Prior to joining the Bank, he was President of CTY Mortgage Company during 1994 after serving as a Vice President in commercial lending for nine years at Spring National Bank, predecessor to Compass Bank.

  Linda Cruz. Mrs. Cruz joined the Bank in September, 1994 as a Branch Manager of the Spring location. She was promoted to Assistant Cashier in 1995. Her previous experience includes Chief Financial Officer and Cashier of Spring National Bank for six years, having worked in banking operations since 1978.

  William H. Fowler, II. Mr. Fowler joined the Bank in May, 1995 as Senior Vice President and Commercial Loan Officer. Previously, he was Vice President-Private Client Services, First Interstate Bank of Texas from 1993 to 1995. From 1989 to 1993 he was Vice President and Senior Commercial Lending Officer, First City Bank of Texas, N.A.

  John Shirley. Mr. Shirley joined the Bank in 1988 as a commercial lender and was promoted to Senior Vice President in 1996. Mr. Shirley has worked in banking since 1979, primarily in commercial lending.

  Laurie Stockstill. Mrs. Stockstill joined the Bank in April, 1996 as a Senior Vice President in commercial lending. For the nine years prior to joining the Bank, she served as a Senior Vice President, Senior Loan Officer and Compliance Officer at Woodforest National Bank.

SUPERVISION AND REGULATION

  In addition to the generally applicable state and federal laws governing businesses and employers, the Bank is further extensively regulated by special federal and state laws applicable only to financial institutions. Virtually all aspects of the Bank's operations are subject to specific requirements or restrictions and general regulatory oversight, from laws regulating consumer finance transactions, such as the Truth in Lending Act, the Home Mortgage Disclosure Act and the Equal Credit Opportunity Act, to laws regulating collections and confidentiality, such as the Fair Debt Collections Practices Act, the Fair Credit Reporting Act and the Right to

Financial Privacy Act. With few exceptions, state and federal banking laws have as their principal objective either the maintenance of the safety and soundness of the federal deposit insurance system or the protection of consumers or classes of consumers, rather than the specific protection of shareholders of the Bank. To the extent the following material describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statute or regulation.

  The Bank is a Texas state-chartered banking association subject to regulation by the Texas Department of Banking. The Bank, the deposits of which are insured by the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation ("FDIC"), is not a member of the Federal Reserve System, and therefore the FDIC is the primary federal regulator for the Bank.

  The requirements and restrictions applicable to the Bank under the laws of the United States and the State of Texas include (i) the requirement that reserves be maintained, (ii) restrictions on the nature and amount of loans which can be made, (iii) restrictions on the business activities in which the Bank may engage, (iv) restrictions on the payment of dividends to shareholders, and (v) the maintenance of minimum capital requirements.

  Although the Bank has not historically paid dividends, subject to applicable minimum capital and safety and soundness restrictions, the Bank may distribute dividends from its undivided profits without regulatory approval. See "-- Dividend History and Market for Capital Stock." Minimum capital requirements and other rules and regulations applicable to the Bank may restrict dividend payments by the Bank. The Texas Department of Banking and the FDIC can each further limit payment of dividends if the regulatory authority finds that the payment of dividends would constitute an unsafe or unsound practice. Except to absorb losses in excess of undivided profits and uncertified surplus, such certified surplus may not be reduced without the prior written consent of the Banking Commissioner.

  Interest rate limitations for the Bank are governed primarily by the laws of the State of Texas. The maximum annual interest rate that may be charged on most loans made by the Bank is based on doubling the average auction rate, to the nearest 0.25%, for United States Treasury Bills, as computed by the Office of Consumer Credit Commissioner of the State of Texas. However, the maximum rate does not decline below 18% or rise above 24% (except for loans in excess of $250,000 that are made for business, commercial, investment or other similar purposes (excluding agricultural loans), in which case the maximum annual rate may not rise above 28%, rather than 24%). Generally, on fixed rate closed-end loans, the maximum nonusurious rate is to be determined at the time the rate is contracted, while on floating rate and open-end loans (such as credit cards), the ceiling varies over the term of the indebtedness. State usury laws (but not late charge limitations) have been preempted by federal law for loans secured by a first lien on residential real property.

  Banks are affected by the credit policies of other monetary authorities, including the Federal Reserve Board, which regulate the national supply of bank credit. Such regulation influences overall growth of bank loans, investments, and deposits and may also affect interest rates charged on loans and paid on deposits. The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires that federal bank regulatory authorities take "prompt corrective action" with respect to any depository institution which does not meet specified minimum capital requirements. The applicable regulations establish five capital levels which require or permit the FDIC and other regulatory authorities to take supervisory action. The relevant classifications range from "well capitalized" to "critically undercapitalized." Under these regulations, which became effective December 19, 1992, an institution is considered well capitalized if it has a total risk-based capital ratio of 10.0% or greater, a Tier I risk-based capital ratio of 6.0% or greater, and a leverage ratio of 5.0% or greater, and it is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An institution is considered adequately capitalized if it has a total risk-based capital ratio of 8.0% or greater, a Tier I risk-based capital ratio and leverage capital ratio of 4.0% or greater (or a leverage ratio of 3.0% or greater if the institution is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines), and the institution does not meet the definition of a well capitalized institution. An institution is considered undercapitalized if it has a total risk-based capital ratio that is less than 8.0%, or a Tier I risk-based capital ratio that is less than 4.0%, or a leverage ratio that is less than 4.0% (or a leverage ratio that is less than 3.0% if the institution is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines). A significantly undercapitalized institution is one which has a total risk-based capital ratio that is less than 6.0%, or a Tier I risk-based capital ratio that is less than 3.0%, or a leverage ratio that is less than 3.0%. A critically undercapitalized institution is one which has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

  The FDIC is authorized by the legislation to take various enforcement actions against any significantly undercapitalized institution and any undercapitalized institution that fails to submit an acceptable capital restoration plan or fails to implement a plan accepted by the appropriate agency. These powers include, among other things, requiring the institution to be recapitalized, prohibiting asset growth, restricting interest rates paid, requiring prior approval of capital distributions by any bank holding company which controls the institution, requiring divestiture by the institution of its subsidiaries or by the holding company of the institution itself, requiring a new election of directors, and requiring the dismissal of directors and officers.

  Based on the Bank's capital ratios as of March 31, 1997, the Bank was classified as "well capitalized" under the applicable regulations. As a result, the Bank does not believe that FDICIA's prompt corrective action regulations will have any material effect on its activities or operations. However, if the Bank were to become undercapitalized and these restrictions were to be imposed, the restrictions, either individually or in the aggregate, could have a significant adverse impact on the operations of the Bank.

DIVIDEND HISTORY AND MARKET FOR CAPITAL STOCK

  The Bank has not historically paid dividends on the Bank Common Stock. If the Merger is not consummated, the Bank Board does not have any plans to pay dividends in the foreseeable future. The final determination of the timing, amount and payment of dividends on the Bank Common Stock is at the discretion of the Bank Board, subject to certain restrictions imposed by federal and state banking laws, regulations and authorities.

  The Bank Common Stock is not traded in any recognized market and is only traded on a sporadic and isolated basis in privately arranged sales.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth the information indicated regarding beneficial ownership of the Bank Common Stock, as of March 31, 1997, by (i) each director of the Bank, (ii) all directors and executive officers of the Bank as a group and (iii) each person known to the Bank to be the beneficial owner of more than 5% of the issued and outstanding Bank Common Stock. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person.

                                                                           PERCENTAGE
                                                             NUMBER OF    BENEFICIALLY
          NAME                 RELATIONSHIP TO THE BANK      SHARES(1)       OWNED
          ----                 ------------------------      ---------    ------------
Robert J. Adam..........  Director                              53,891         2.0%
J. Nolan Bedford........  President, Chief Executive            49,098         1.8%
                           Officer and Director
Timothy R. Brown........  Director                              21,000           *
Harry L. Chambers,        Director                               7,500           *
 Sr.(2).................
Dale C. Cheesman, Jr....  Director                               6,000           *
Sam M. Eng..............  Director                                   0           *
Donald J. Genitempo.....  Director                              37,147         1.4%
A. J. Gerland, Jr.......  Director                             160,680         6.0%
Anan Golub..............  Director                              40,000         1.5%
Maurice L. Junod........  Vice Chairman of the Board, Chief     58,720         2.2%
                           Operating Officer and Director
Herbert E. Koenig.......  Director                             106,040(3)      4.0%
Dennis M. Malloy........  Director                              84,800         3.2%
Robert N. Murray........  Director                             142,977         5.4%
Adolph A. Pfeffer, Jr...  Chairman of the Board                446,453(4)     16.7%
Robert G. Pond..........  Director                              20,618           *
Robert A. Skilton.......  Director and Secretary to the         22,500           *
                           Board
Stanley D. Stearns, Jr..  Director                             276,508        10.4%
Weems D. Turner.........  Director                              17,081           *
Directors and executive
 officers as a group....                                     1,551,013        56.2%

--------
(*) Does not exceed 1.0%
(1) These amounts include shares which are beneficially owned by each person including shares underlying options which may be exercised within 60 days of March 31, 1997. The share amounts for Messrs. Bedford and Junod include 37,813 and 52,005 shares, respectively, underlying such options.
(2) Mr. Chambers serves as an Advisory Director of the Bank.
(3) This amount includes 53,020 shares which are held in a testamentary trust for which Mr. Koenig acts as the trustee.
(4) This amount includes (i) 400,568 shares held by the Pfeffer Family Limited Partnership of which the general partner is controlled by Mr. Pfeffer,
    (ii) 23,393 shares held by Pfeffer & Sons, an affiliate of Mr. Pfeffer, of which he is a general partner, (iii) 5,817 shares held by The Margaret Sayer Pfeffer Estate Trusts for which Mr. Pfeffer acts as trustee and (iv) 16,675 shares held by Mr. Pfeffer's wife.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF THE BANK

  Management's Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of the Bank's balance sheets and statements of income. This section should be read in conjunction with the Bank's financial statements and accompanying notes and other detailed information appearing elsewhere in this document.

OVERVIEW

  Total assets at March 31, 1997, and December 31, 1996 were $235.3 million and $227.6 million, respectively. Loans were $137.0 million at March 31, 1997, an increase of $6.6 million or 5.1% from $130.4 million at December 31, 1996. This growth was a result of a strong economy and the Bank's ability to build relationships with commercial and consumer customers. Deposits experienced similar growth, increasing to $214.8 million at March 31, 1997 from $207.9 million at December 31, 1996. Shareholders' equity was $19.2 million and $18.8 million at March 31, 1997 and December 31, 1996, respectively.

  Total assets at December 31, 1996, 1995 and 1994 were $227.6 million, $182.1 million, and $125.2 million, respectively. This growth was a result of a strong local economy, the addition of new loan officers, the acquisition of Kingwood Bank and the addition of new service locations. Loans were $130.4 million at December 31, 1996, an increase of $36.9 million or 39.5% from $93.5 million at the end of 1995. Loans were $59.3 million at year end 1994. Deposits experienced similar growth, increasing to $207.9 million at year end 1996 from $167.5 million at year end 1995 and $113.7 million at the year end 1994. Shareholders' equity was $18.8 million, $13.5 million and $11.2 million at December 31, 1996, 1995 and 1994, respectively.

  The Bank acquired Kingwood Bank on September 13, 1995 for a price of $3.3 million in a transaction accounted for as a purchase. In 1996, the Bank sold 550,000 shares of Bank Common Stock in a private placement, with net proceeds to the Bank being $3.3 million.

  For the three months ended March 31, 1997, the Bank had net income of $589,000, an increase of $147,000 or 33.3% from the same period in 1996. Net income per share was $0.21 for the three months ended March 31, 1997 and for the same period in 1996. This earnings growth was due primarily to a sharp increase in net interest income, which was driven by strong loan growth. The reason that the per share income did not increase at the same rate as net income was due to an offering of Bank Common Stock which closed subsequent to March 31, 1996, resulting in an increase in the number of outstanding shares. This resulted in a return on average assets of 1.03% and an annualized return on average equity of 12.42% for the three months ended March 31, 1997 compared to 0.97% and 12.68%, respectively, for the same time period in 1996.

  Net income was $2.0 million, $1.5 million, and $648,000 and earnings per common share was $0.78, $0.71, and $0.42 for the years ended 1996, 1995 and 1994, respectively. This increase in net income was primarily the result of strong loan growth, maintaining strong asset quality and branch expansion and resulted in returns on average assets of 1.01%, 1.08%, and 0.56% and returns on average common equity of 12.07%, 12.06%, and 7.54% for the years ended 1996, 1995, and 1994, respectively.

RESULTS OF OPERATIONS

  NET INTEREST INCOME. Net interest income is defined as interest income less interest expense. Net interest income for the three months ending March 31, 1997 was $2.8 million, reflecting an increase of $600,000, or 27.3%, compared to $2.2 million for the three months ending March 31, 1996. The increase in net interest income was primarily the result of an increase of $34.3 million in the Bank's average loan portfolio during the same period.

  Net interest income was $9.8 million for the year ended December 31, 1996, an increase of $2.3 million or 30.7% compared to the year ended December 31, 1995. The majority of the growth in net interest income for 1996 and 1995 was due to strong loan growth and higher yields on loans, while increases in interest expense from deposit rates lagged behind. Net interest income in the period ending December 31, 1994 was $5.4 million.

  Interest on investment securities for the three months ended March 31, 1997 was $859,000 which represents an increase of approximately $124,000, as compared to the same period in 1996. Interest on investment securities was $3.0 million for the year ended December 31, 1996, representing an increase of $400,000, or 15.4%, from the year ended December 31, 1995. These increases reflect the decision of the Bank's management beginning in 1994 to increase the size of the Bank's investment portfolio through the growth of the Bank's deposit base.

  Interest on federal funds sold and other earning assets was $178,000 for the three months ended March 31, 1997 representing an increase of $20,000, or 12.7%, over the same period in 1996. Interest on federal funds sold and other earning assets was $726,000 for the year ended December 31, 1996, representing an increase of $160,000, or 28.3%, over the same period in 1995. Interest on federal funds sold was $566,000 at December 31, 1995 and 248,000 in 1994, representing an increase of 128.2%.

  Interest expense on deposits for the three months ended March 31, 1997 was $1.5 million representing an increase of $400,000, or 36.4%, from the same period in 1996. Interest expense on deposits for the year ended December 31, 1996 was $5.0 million representing an increase of $1.4 million, or a 38.9% increase from the year ended December 31, 1995. These increases were primarily the result of the growth in deposits at the Bank. Further impacting the changes in interest expense on deposits were average cost of funds which was 4.04% for the three months ending March 31, 1997 as compared to 3.95% for the same period in 1996, and 3.95% for the year ended December 31, 1996, as compared to 4.01% for the year ended December 31, 1995 and 3.05% for the year ended December 31, 1994.

  The Bank actively performs sensitivity analyses to understand and react to market conditions. Areas such as loan and deposit pricing to insulate the Bank from adverse market conditions are continually addressed by management through the use of outside econometric consultants and internal asset/liability analyses.

  The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made and all average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield. The yield on the securities portfolio is based on average historical cost balances and does not give effect to changes in fair value that are reflected as a component of consolidated shareholders' equity.

                                THREE MONTHS ENDED              THREE MONTHS ENDED
                                  MARCH 31, 1997                  MARCH 31, 1996
                          ------------------------------- -------------------------------
                            AVERAGE   INTEREST              AVERAGE   INTEREST
                          OUTSTANDING EARNED/   AVERAGE   OUTSTANDING EARNED/   AVERAGE
                            BALANCE     PAID   YIELD/RATE   BALANCE     PAID   YIELD/RATE
                          ----------- -------- ---------- ----------- -------- ----------
ASSETS                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans.................   $134,086    $3,190     9.52%    $ 99,517    $2,452     9.91%
  Securities............     59,038       859     5.90       50,858       735     5.81
  Federal funds sold and
   other earning assets.     13,221       178     5.46       12,300       158     5.17
                           --------    ------     ----     --------    ------     ----
    Total interest-
     earning assets.....    206,345     4,227     8.19%     162,675    $3,345     8.27%
                                       ------     ----                 ------
Less allowance for loan
 losses.................     (1,399)                         (1,133)
                           --------                        --------
Total earning assets,
 net of allowance.......    204,946                         161,542
Nonearning assets.......     24,162                          19,882
                           --------                        --------
    Total assets........   $229,108                        $181,424
                           ========                        ========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Interest-bearing
 liabilities:
  Interest-bearing
   demand deposits......   $ 13,601        48     1.44%    $ 13,083        71     2.19%
  Money market and
   savings deposits.....     64,292       557     3.51       48,286       378     3.15
  Certificates of
   deposits.............     69,589       863     5.03       54,719       690     5.07
                           --------    ------     ----     --------    ------     ----
    Total interest-
     bearing
     liabilities........    147,482     1,468     4.04%     116,088     1,139     3.95%
                                       ------     ----                 ------     ----
Noninterest-bearing
 liabilities:
  Noninterest-bearing
   demand deposits......     61,317                          50,225
  Other liabilities.....      1,307                           1,217
                           --------                        --------
    Total liabilities...    210,106                         167,530
Shareholders' equity....     19,002                          13,894
                           --------                        --------
    Total liabilities
     and shareholders'
     equity.............   $229,108                        $181,424
                           ========                        ========
Net interest income.....               $2,759                          $2,206
                                       ======                          ======
Net interest spread.....                          4.26%                           4.31%
                                                  ====                            ====
Net interest margin.....                          5.42%                           5.45%
                                                  ====                            ====

                                                         YEAR ENDED DECEMBER 31,
                          --------------------------------------------------------------------------------------
                                      1996                         1995                         1994
                          ---------------------------- ---------------------------- ----------------------------
                            AVERAGE   INTEREST AVERAGE   AVERAGE   INTEREST AVERAGE   AVERAGE   INTEREST AVERAGE
                          OUTSTANDING EARNED/  YIELD/  OUTSTANDING EARNED/  YIELD/  OUTSTANDING EARNED/  YIELD/
                            BALANCE     PAID    RATE     BALANCE     PAID    RATE     BALANCE     PAID    RATE
                          ----------- -------- ------- ----------- -------- ------- ----------- -------- -------
ASSETS
Interest-earning assets:
 Loans..................   $113,506   $11,062   9.75%   $ 74,481    $7,925   10.64%  $ 53,052    $4,895   9.23%
 Securities.............     52,732     3,036   5.76      44,169     2,622    5.94     47,733     2,632   5.51
 Federal funds sold and
  other earning assets..     13,667       726   5.31       9,610       566    5.89      5,839       248   4.25
                           --------   -------   ----    --------    ------   -----   --------    ------   ----
   Total interest-
    earning assets......    179,905    14,824   8.24%    128,260    11,113    8.66%   106,624     7,775   7.29%
                                      -------   ----                ------   -----               ------   ----
Less allowance for loan
 losses.................     (1,245)                        (832)                        (833)
                           --------                     --------                     --------
Total earning assets,
 net of allowance.......    178,660                      127,428                      105,791
Nonearning assets.......     21,693                       13,656                        8,981
                           --------                     --------                     --------
   Total assets.........   $200,353                     $141,084                     $114,772
                           ========                     ========                     ========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Interest-bearing
 liabilities:
 Interest-bearing
  demand deposits.......   $ 14,531       262   1.80%   $ 11,300       276    2.44%  $ 11,656       287   2.46%
 Money market and
  savings deposits......     51,447     1,695   3.30      35,445     1,148    3.24     36,284     1,014   2.79
 Certificates of
  deposits..............     61,078     3,056   5.00      43,580     2,195    5.04     30,857     1,103   3.57
                           --------   -------   ----    --------    ------   -----   --------    ------   ----
   Total interest-
    bearing liabilities.    127,056     5,013   3.95%     90,325     3,619    4.01%    78,797     2,404   3.05%
                                      -------   ----                ------   -----               ------   ----
Noninterest-bearing
 liabilities:
 Noninterest-bearing
  demand deposits.......     55,062                       37,165                       26,865
 Other liabilities......      1,532                          969                          528
                           --------                     --------                     --------
   Total liabilities....    183,650                      128,459                      106,190
Shareholders' equity....     16,703                       12,625                        8,582
                           --------                     --------                     --------
   Total liabilities and
    shareholders'
    equity..............   $200,353                     $141,084                     $114,772
                           ========                     ========                     ========
Net interest income.....              $ 9,811                       $7,494                       $5,371
                                      =======                       ======                       ======
Net interest spread.....                        4.29%                         4.66%                       4.24%
                                                ====                         =====                        ====
Net interest margin.....                        5.45%                         5.84%                       5.04%
                                                ====                         =====                        ====

  The following table presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to higher outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated.

VOLUME/RATE ANALYSIS

                             THREE MONTHS ENDED            YEAR ENDED              YEAR ENDED
                                 MARCH 31,                DECEMBER 31,            DECEMBER 31,
                           -------------------------  ----------------------  ----------------------
                               1997 VS. 1996              1996 VS. 1995          1995 VS. 1994
                           -------------------------  ----------------------  ----------------------
                               INCREASE                  INCREASE               INCREASE
                              (DECREASE)                (DECREASE)             (DECREASE)
                                DUE TO                    DUE TO                 DUE TO
                           ------------------         --------------          --------------
                           VOLUME RATE   DAYS  TOTAL  VOLUME  RATE    TOTAL   VOLUME   RATE   TOTAL
                           ------ ----   ----  -----  ------  ----    ------  ------  ------  ------
INTEREST-EARNING ASSETS:
Loans....................   $849  $(84)  $(27) $738   $4,152 $(1,015) $3,137  $1,977  $1,053  $3,030
Securities...............    119     13    (8)  124      508     (94)    414    (197)    187     (10)
Federal funds sold and
 other earning assets....     12     10    (2)   20      239     (79)    160     160     158     318
                            ----  ----   ----  ----   ------ -------  ------  ------  ------  ------
  Total increase
   (decrease) in interest
   income................    980   (61)   (37)  882    4,899  (1,188)  3,711   1,940   1,398   3,338
                            ----  ----   ----  ----   ------ -------  ------  ------  ------  ------
INTEREST-BEARING
 LIABILITIES:
Interest-bearing demand
 deposits................      3   (25)    (1)  (23)      79     (93)    (14)     (9)     (2)    (11)
Money market and savings
 deposits................    125     58    (4)  179      518      29     547     (23)    157     134
Certificates of deposits.    188     (7)   (8)  173      881     (20)    861     455     637   1,092
                            ----  ----   ----  ----   ------ -------  ------  ------  ------  ------
  Total increase
   (decrease) in interest
   expense...............    316     26   (13)  329    1,478     (84)  1,394     423     792   1,215
                            ----  ----   ----  ----   ------ -------  ------  ------  ------  ------
Increase in net interest
 income..................   $664  $(87)  $(24) $553   $3,421 $(1,104) $2,317  $1,517  $  606  $2,123
                            ====  ====   ====  ====   ====== =======  ======  ======  ======  ======

  PROVISION FOR LOAN LOSSES. The provision for loan losses represents an amount charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based on such factors as historical experience, the volume and type of lending conducted by the Bank, the amount of non-performing assets, regulatory policies, generally accepted accounting principles, general economic conditions, particularly as they relate to the Bank's lending region, and other factors related to the collectibility of the Bank's loan portfolio.

  The provision for loan losses for the three months ending March 31, 1997, was $103,000, reflecting an increase of 71.7% compared to the three months ending March 31, 1996. The provision for loan losses for the year ended December 31, 1996 was $420,000 which increased $224,000 from the year ended December 31, 1995. The Bank did not experience any significant loan losses during the three-month period ended March 31, 1997. The provision for loan losses for the year ending December 31, 1994 was $204,000.

  NON-INTEREST INCOME. Non-interest income for the three months ending March 31, 1997, was $501,000, reflecting a net increase of $79,000 or 18.7% compared to $422,000 for the three months ending March 31, 1996. Non-interest income of $2.0 million for the year ended December 31, 1996, increased $800,000 or 66.7% compared to $1.2 million for the year ended December 31, 1995 and $923,000 for the year ended December 31, 1994. The year-to-year increases are primarily a result of the Bank's growth and a continual review and adjustment of service fees. Customer service fees on deposit accounts for the year ended December 31, 1996 were $1.6 million, representing an increase of $700,000, or 77.8%, from the year ended December 31, 1995.

  NON-INTEREST EXPENSE. Non-interest expense for the three months ending March 31, 1997, was $2.2 million reflecting a net increase of $300,000 or 15.8% compared to $1.9 million for the three months ending March 31, 1996. Occupancy expense increased $71,000, or 22.3%, in the three months ended March 31, 1997, as compared to the same period in 1996, primarily as a result of a 21.3% increase in net occupancy and a 32.7% increase in fixtures and equipment associated with the opening of new branches.

  Non-interest expense was $8.2 million for the year ended December 31, 1996, an increase of $2.0 million or 32.3% compared to $6.2 million for the year ended December 31, 1995 and $5.1 million for the year ended December 31, 1994. Several of the elements of the overall expense changed significantly. Salaries and employee benefits increased $1.2 million, or 35.3%, which resulted primarily from the addition of personnel in the Bank's expanding operations. Also resulting from expanded operations was occupancy expense increasing $536,000, or 61.6%, furniture and fixtures increasing $239,000, or 50.0% offset by a reduction in legal expense of 280.0%.

  INCOME TAX. Income taxes for the three months ending March 31, 1997, were $325,000, reflecting a net increase of $61,000 or 23.1% compared to $264,000 for the three months ending March 31, 1996. The Bank recorded income tax expense of $1.1 million for the year ended December 31, 1996, compared to $705,000 for the year ended December 31, 1995 and $321,000 for the year ended December 31, 1994. Income taxes have increased as a direct result of increases in the Bank's net taxable income before taxes.

  IMPACT OF INFLATION. The effects of inflation on the local economy and on the Bank's operating results have been relatively modest for the past several years. Since substantially all of the Bank's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. The Bank tries to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. See "--Financial Condition--Interest Rate Sensitivity and Liquidity" below.

FINANCIAL CONDITION

  LOAN PORTFOLIO. Total loans of $137.0 million as of March 31, 1997, reflected an increase of $6.6 million or 5.1% from $130.4 million as of December 31, 1996. Total loans increased by $36.8 million, or 39.4%, from December 31, 1995 to December 31, 1996 to $130.4 million compared to $93.5 million and $59.3 million at

December 31, 1995 and 1994, respectively. These increases are due mainly to the addition of experienced loan officers with large, established customer bases and the addition of new branches. As mentioned above, the Bank has increased its focus on increasing its loan portfolio.

  The Bank's loans are widely diversified by borrower and industry group due to the Bank's strong orientation toward the small business market. The Bank has a significant involvement in the local real estate industry, in both construction and real estate loans. Real estate loans make up approximately 60.4% of the Bank's total loan portfolio as of March 31, 1997. These real estate loans consist primarily of commercial building loans to small business individuals. These loans are typically part of a larger lending relationship and are normally subject to cross-collateralization and guarantees. The other segment of the real estate portfolio, construction, consists primarily of loans to builders of one to four family residences. Most of these loans are made to builders based on a permanent take-out commitment from a secondary lender. This category of loans has yielded high returns both in the interest rate earned on the loans, as well as origination fees charged when these loans are initiated.

  Consumer loans, net of unearned discount, comprise approximately 11.4% of the loan portfolio as of March 31, 1997. The Bank's objective is to make high quality consumer loans based on credit quality and yield rather than acquiring a large number of consumer loans at very low rates through third parties such as the dealer paper market.

  The following table presents the composition of the loan portfolio at the end of each of the last five years and at March 31, 1997:

                                                  DECEMBER 31,
                          MARCH 31, ----------------------------------------
                            1997      1996    1995    1994    1993    1992
                          --------- -------- ------- ------- ------- -------
                                          (DOLLARS IN THOUSANDS)
Real Estate Loans
 Construction and land
  development...........  $ 18,019  $ 17,995 $15,634 $ 9,221 $ 7,026 $ 3,656
 Secured by farmland....        28        34      44     152      --      --
 Secured by 1-4 family
  residential
  properties............    17,521    16,606  11,220   6,017   5,393   2,773
 Secured by multifamily
  (5 or more)
  residential
  properties............       354       367     417   1,280   1,167      --
 Secured by non-farm
  non-residential
  properties............    46,768    44,611  26,884  14,846   7,778   3,487
                          --------  -------- ------- ------- ------- -------
   Total real estate
    loans...............    82,690    79,613  54,199  31,516  21,364   9,916
Loans to finance
 agricultural production
 and other loans to
 farmers................        --        --      --      --      --       2
Commercial and
 industrial loans.......    38,441    35,563  23,979  18,621  10,789   8,801
Loans to individuals for
 household, family and
 other personal
 expenditures, credit
 card and related plans.       157       153   1,246   1,576     776     773
Other (includes single
 payment, installment
 and student loans).....    15,407    14,766  13,499   7,103   5,381   3,889
Obligations of states
 and political
 subdivisions of the
 U.S....................        93        93     130      --      --      --
All other loans.........       194       199     458     481   3,194   2,249
                          --------  -------- ------- ------- ------- -------
Total loans.............   136,982   130,387  93,511  59,297  41,504  25,630
Less: Allowance for loan
 losses.................     1,441     1,377   1,103     697     552     549
                          --------  -------- ------- ------- ------- -------
Net loans...............  $135,541  $129,010 $92,408 $58,600 $40,952 $25,081
                          ========  ======== ======= ======= ======= =======

  The following table sets forth the maturity distribution of the Bank's loan portfolio at December 31, 1996:

                                                              ONE
                                                  ONE YEAR  THROUGH      OVER
                                                  OR LESS  FIVE YEARS FIVE YEARS
                                                  -------- ---------- ----------
                                                      (DOLLARS IN THOUSANDS)
Real Estate Loans
  Construction and land development.............  $16,881   $   953     $  161
  Secured by farmland...........................       --        34         --
  Secured by 1-4 family residential properties..    9,948     5,645      1,013
  Secured by multifamily (5 or more) residential
   properties...................................       --       367         --
  Secured by non-farm non-residential
   properties...................................   21,413    16,506      6,692
                                                  -------   -------     ------
    Total real estate loans.....................   48,242    23,505      7,866
Commercial and industrial loans.................   24,717    10,704        142
Loans to individuals for household, family and
 other personal expenditures, credit card and
 related plans..................................      153        --         --
Other (includes single payment, installment and
 student loans).................................    2,038    12,728         --
Obligations of states and political subdivisions
 of the U.S.....................................       --        93         --
All other loans.................................       --       199         --
                                                  -------   -------     ------
Total loans.....................................  $75,150   $47,229     $8,008
                                                  =======   =======     ======

  The following table sets forth the sensitivity to changes in interest rates of the Bank's loan portfolio as of December 31, 1996:

                                                               ONE
                                                   ONE YEAR  THROUGH   OVER FIVE
                                                   OR LESS  FIVE YEARS   YEARS
                                                   -------- ---------- ---------
                                                      (DOLLARS IN THOUSANDS)
Predetermined interest rates...................... $ 6,400   $47,229    $7,649
Floating or adjustable rates......................  68,750        --       359
                                                   -------   -------    ------
  Total........................................... $75,150   $47,229    $8,008
                                                   =======   =======    ======

  OFF-BALANCE SHEET ASSETS. Off-balance sheet assets consist of unfunded commitments and letters of credit. All letters of credit are standby performance or commercial related and are issued to meet a range of customer financing needs. Off-balance sheet commitments are analyzed as if they were funded and appropriate collateral is procured at the origination of the commitment. The unfunded real estate related commitments are related primarily to construction of one to four family housing, where there is typically a permanent take-out commitment in place from a third party prior to funding. Fees are generally collected on real estate related commitments; however, there is normally no fee associated with the commercial related or credit card unfunded commitments. As of March 31, 1997, off-balance sheet assets were $33.8 million, representing an increase of 71.6% over $19.7 million as of March 31, 1996 and an increase of 7.3% over the amount as of December 31, 1996, being primarily for standby letters of credit and other commitments to extend credit. Off-balance sheet assets were $25.5 million and $21.5 million at December 31, 1995 and 1994, respectively.

  NONPERFORMING ASSETS. Nonperforming loans include loans on which interest has ceased to be recognized due to management's determination that the borrower's financial and collateral condition has weakened and the ability of the borrower to pay interest or principal on such loans is doubtful. Payments received on such loans in excess of interest recognized are applied to reduce the principal balance.

  The Bank with its experienced lending staff manages its loans very closely and has been able to maintain net chargeoffs and other asset-quality ratios below its peers. For the three-month period ending March 31, 1997, net chargeoffs as a percentage of average loans was 0.12%, and watchlist loans as a percentage of total loans was 1.82%. Nonperforming loans as a percentage of total loans was 0.70%.

  The following table sets forth loans accounted for on a nonaccrual basis; accruing loans which are contractually past due 90 days or more as to principal or interest payments; and loans not included above which are troubled debt restructurings as of the end of each reported period:

                                                     DECEMBER 31,
                                     MARCH 31, ----------------------------
                                       1997    1996  1995  1994  1993  1992
                                     --------- ----  ----  ----  ----  ----
                                             (DOLLARS IN THOUSANDS)
Nonaccrual.........................    $891    $660  $578  $ --  $ --  $ 60
Accruing loans 90 or more days past
 due...............................      24      --    20     2     6    76
Restructured bonds.................      40      --    --    --    --    --
Other real estate and foreclosed
 property..........................      --      --   102    80   190    88
                                       ----    ----  ----  ----  ----  ----
  Total nonperforming assets.......    $955    $660  $700  $ 82  $196  $224
                                       ====    ====  ====  ====  ====  ====
  Nonperforming assets to total
   loans and other real estate.....    0.70%   0.51% 0.75% 0.14% 0.47% 0.87%

  If non-accrual loans at December 31, 1996 had been current according to their original terms and had been outstanding throughout 1996, or since origination if originated during the year, interest income on these loans for 1996 would have been $68,000. There was no interest actually recognized on these loans during 1996.

  SUMMARY OF LOAN LOSS EXPERIENCE. The Bank's management believes that the Bank's allowance for loan losses as of March 31, 1997 of $1.4 million was determined in accordance with generally accepted accounting principles and is in conformity with regulatory standards. Presented on the following table is a summary of the Bank's loan loss experience for the periods indicated:

                                            YEAR ENDED DECEMBER 31,
                              MARCH 31, -----------------------------------
                                1997     1996    1995   1994   1993   1992
                              --------- ------  ------  -----  ----  ------
                                         (DOLLARS IN THOUSANDS)
Allowance for loan losses at
 beginning of period........    $1,377  $1,103  $  697  $ 552  $549  $  608
Provision for loan losses...       103     420     196    204    32      --
Chargeoffs..................       (41)   (212)   (128)   (76)  (63)    (97)
Recoveries..................         2      66      10     17    34      38
Increase from Kingwood
 acquisition................        --      --     328     --    --      --
                               -------  ------  ------  -----  ----  ------
Allowance for loan losses at
 end of period..............   $ 1,441  $1,377  $1,103  $ 697  $552  $  549
                               =======  ======  ======  =====  ====  ======
Ratios:
Net loan chargeoffs to
 average loans..............      0.12%   0.13%   0.16%  0.11% 0.09%   0.23%
Allowance for loan losses to
 loans at end of period.....      1.05    1.06    1.18   1.18  1.33    2.14
Allowance for loan losses to
 nonperforming loans at end
 of period..................    161.73  208.64  190.83    N/A   N/A  915.00

  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES. The following tables describe the allocation of the allowance for loan losses among various categories of loans and certain other information as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future loan losses may occur. The total allowance is available to absorb losses for any segment of loans.

                                                         DECEMBER 31,
                                             -------------------------------------
                            MARCH 31, 1997          1996               1995
                          ------------------ ------------------ ------------------
                                 PERCENT OF         PERCENT OF         PERCENT OF
                                  LOANS TO           LOANS TO           LOANS TO
                          AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS
                          ------ ----------- ------ ----------- ------ -----------
                                           (DOLLARS IN THOUSANDS)
Balance of allowance for
 loan losses applicable
 to:
 Commercial and
  industrial............  $   96    28.08%   $   83    27.27%   $    6    25.64%
 Real estate:
  Construction and land
   development..........      16    13.15        53    13.80         1    16.72
  1-4 family
   residential..........       7    12.83         7    12.73         6    12.00
  Commercial owner
   occupied.............      64    34.42        29    34.52        75    29.20
  Farmland..............      --     0.02        --     0.02        --     0.05
  Other.................       1     0.26         1     0.22         5     0.62
 Consumer...............       6    11.24         5    11.44         6    15.77
 Unallocated............   1,251              1,199              1,004
                          ------             ------             ------
Total allowance for loan
 losses.................  $1,441             $1,377             $1,103
                          ======             ======             ======
                                                DECEMBER 31,
                          --------------------------------------------------------
                                 1994               1993               1992
                          ------------------ ------------------ ------------------
                                 PERCENT OF         PERCENT OF         PERCENT OF
                                  LOANS TO           LOANS TO           LOANS TO
                          AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS
                          ------ ----------- ------ ----------- ------ -----------
                                           (DOLLARS IN THOUSANDS)
Balance of allowance for
 loan losses applicable
 to:
 Commercial and
  industrial............  $   52    31.40%   $   15    25.99%   $   67    34.34%
 Real estate:
  Construction and land
   development..........      24    15.55       140    16.93        21    14.26
  1-4 family
   residential..........      10    10.15        15    13.00        12    10.82
  Commercial owner
   occupied.............      63    27.20        23    21.55        18    13.60
  Farmland..............      --     0.26        --     0.00        --     0.00
  Other.................       4     0.80        --     7.70        --     8.80
 Consumer...............       2    14.64         4    14.83        15    18.18
 Unallocated............     542                355                416
                          ------             ------             ------
Total allowance for loan
 losses.................  $  697             $  552             $  549
                          ======             ======             ======

  SECURITIES. The following table summarizes the book values and the categories of the securities held as of the dates indicated:

                                           MARCH 31,      DECEMBER 31,
                                           --------- -----------------------
                                             1997     1996    1995    1994
                                           --------- ------- ------- -------
                                                  (DOLLARS IN THOUSANDS)
      U.S. Treasury securities............  $13,491  $11,512 $13,274 $ 4,029
      U.S. Government Agencies............   34,147   32,497  25,806  24,342
      Mortgage-backed securities..........    8,756   10,230  11,707  14,618
      Corporate notes and other...........    2,181    1,942   1,938   1,876
                                            -------  ------- ------- -------
          Total...........................  $58,575  $56,181 $52,725 $44,865
                                            =======  ======= ======= =======

  The following table summarizes the amortized cost of remaining maturity and weighted average yields of securities as of December 31, 1996:

                          WITHIN ONE     ONE TO FIVE   FIVE TO TEN     OVER TEN
                             YEAR           YEARS         YEARS         YEARS          TOTAL
                         -------------  -------------  ------------  ------------  -------------
                         AMOUNT  YIELD  AMOUNT  YIELD  AMOUNT YIELD  AMOUNT YIELD  AMOUNT  YIELD
                         ------- -----  ------- -----  ------ -----  ------ -----  ------- -----
                                               (DOLLARS IN THOUSANDS)
U.S. Treasury
 securities............. $ 7,531 5.07%  $ 3,968 6.11%  $   -- 0.00%   $ --  0.00%  $11,499 5.43%
U.S. Government
 Agencies...............   3,004 5.22    29,119 5.62       -- 0.00      --  0.00    32,123 5.58
Mortgage-backed
 securities.............   2,716 6.76     5,511 6.63    1,913 6.55     894  6.38    11,034 6.63
Corporate notes and
 other..................   1,318 4.68       500 5.90      106 6.22      --  0.00     1,924 5.08
                         -------        -------        ------         ----         -------
  Total................. $14,569        $39,098        $2,019         $894         $56,580
                         =======        =======        ======         ====         =======

  DEPOSITS. The Bank offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank's deposits consist of demand, savings, NOW accounts, money market and time accounts. The Bank relies primarily on advertising, competitive pricing policies and customer service to attract and retain these deposits. As of December 31, 1996, the Bank had less than five percent of its deposits classified as brokered funds and does not anticipate any significant increase in the foreseeable future. Deposits provide generally all the funding for the Bank's lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense.

  Interest-bearing deposits increased $7.0 million or 4.9% to $150.3 million at March 31, 1997, compared to $143.3 million at December 31, 1996, $113.2 million at December 31, 1995 and $79.3 million at December 31, 1994.

  Demand deposits remained flat at $64.5 million, at March 31, 1997, compared to $64.6 million at December 31, 1996, but represented an increase over $54.3 million and $34.3 million at December 31, 1995 and 1994, respectively. The Bank has a stable non-interest bearing source of funds as reflected in the ratio of demand deposit to total deposits at March 31, 1997 of 30.0% and at December 31, 1996, and 1995, of 31.1% and 32.4%, respectively.

  The following table sets forth information for the periods indicated regarding the average balances of and weighted average rates paid on deposits by category:

                          THREE MONTHS
                              ENDED                YEAR ENDED DECEMBER 31,
                            MARCH 31,     ----------------------------------------------
                              1997            1996            1995            1994
                          --------------  --------------  --------------  --------------
                           AMOUNT   RATE   AMOUNT   RATE   AMOUNT   RATE   AMOUNT   RATE
                          --------  ----  --------  ----  --------  ----  --------  ----
                                              (DOLLARS IN THOUSANDS)
Non interest-bearing
 deposits...............  $ 61,317  0.00% $ 55,062  0.00% $ 37,165  0.00% $ 26,865  0.00%
Interest-bearing demand
 deposits...............    66,242  3.14    58,762  3.04    39,828  3.15    39,756  2.72
Savings deposits........     7,336  2.40     7,215  2.37     6,924  2.49     6,957  2.44
Time deposits...........    73,905  5.00    61,079  4.99    43,573  5.01    32,084  3.57
                          --------        --------        --------        --------
Total deposits..........  $208,800        $182,118        $127,490        $105,662
                          ========        ========        ========        ========
Ratio of public deposits
 to total private
 deposits...............      3.68%           1.47%           2.10%           1.16%
                          ========        ========        ========        ========

  The following table indicates the maturity of certificates of deposit in denominations of $100,000 or greater as of March 31, 1997:

                                                                    PERCENT
                            MATURITY                        AMOUNT  OF TOTAL
                            --------                        ------- --------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
      Less than three months............................... $20,996   53.27%
      Over three to six months.............................   7,116   18.05
      Over six to twelve months............................   8,966   22.75
      Over twelve months...................................   2,336    5.93
                                                            -------  ------
          Total............................................ $39,414  100.00%
                                                            =======  ======

  INTEREST RATE SENSITIVITY AND LIQUIDITY. The successful management of risk is integral to the continued growth and profitability of the Bank. The Bank's asset/liability management policy is to generally maintain a balanced position of rate-sensitive assets as compared to rate-sensitive liabilities. The Bank does not attempt to predict interest rate movements and therefore monitors its "GAP" position on a monthly basis to ensure this position is maintained.

  The following table sets forth an interest rate sensitivity (GAP) analysis for the Bank as of December 31, 1996:

                                     VOLUMES SUBJECT TO REPRICING WITHIN
                                  ---------------------------------------------
                                                               AFTER
                                   0-30     31-180   181-360    ONE
                                   DAYS      DAYS     DAYS     YEAR     TOTAL
                                  -------  --------  -------  -------  --------
                                           (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Interest earning DDA-FHLB...... $14,348        --       --       --  $ 14,348
  Securities.....................   5,620    10,040    7,327   33,194    56,181
  Loans..........................  70,601    10,713    9,306   39,614   130,234
  Overdraft Loans................     153        --       --       --       153
  Federal funds sold.............   4,177        --       --       --     4,177
                                  -------  --------  -------  -------  --------
    Total interest-earning
     assets......................  94,899    20,753   16,633   72,808   205,093
                                  -------  --------  -------  -------  --------
Interest-bearing liabilities:
  Demand, money market and
   savings deposits..............  73,273        --       --       --    73,273
  Certificates of deposit and
   other time deposits...........  12,141    30,857   17,962    9,058    70,018
                                  -------  --------  -------  -------  --------
    Total interest-bearing
     liabilities.................  85,414    30,857   17,962    9,058   143,291
                                  -------  --------  -------  -------  --------
Period GAP....................... $ 9,485  $(10,104) $(1,329) $63,750  $ 61,802
Cumulative GAP................... $ 9,485  $   (619) $(1,948) $61,802
Period GAP to total assets.......    4.17%    -4.44%   -0.58%   28.00%
Cumulative GAP to total assets...    4.17%    -0.27%  --0.86%   27.15%

  The Bank intends to maintain a diversified asset base to minimize the adverse impact of any single event or set of occurrences and to periodically review the loan portfolio by industry segment to ensure this diversity. While the Bank continuously seeks deposits and strives to remain competitive with other financial institutions, it does not have a policy of paying above market rates to attract deposits, including certificates of deposit of $100,000 or more.

  Liquidity is simply the measure of the Bank's ability to fulfill its cash requirements. The Bank strives to increase its loan-to-deposit ratio to a maximum level of 75%. As of March 31, 1997, the loan-to-deposit ratio was 63.4% compared to 62.7% for December 31, 1996. The loan-to-deposit ratios for the periods ended December 31, 1995 and 1994 were 55.8% and 52.2%, respectively. The Bank sells the portion of its loans that are above its legal lending limit. The security portfolio as well as scheduled repayments and maturities of loans represent a substantial source of funds as well as new deposits. The Bank has a line of credit with the Federal Home Loan Bank, but historically has had limited need for such short-term borrowings.

  SHAREHOLDERS' EQUITY. Shareholders' equity for the Bank at March 31, 1997 was $19.2 million, an increase of 39.1% compared to $18.7 million at December 31, 1996. Shareholders' equity was $13.5 million and $11.2 million at December 31, 1995 and 1994, respectively. Retained earnings and the sale of additional common stock were the primary reasons for these increases.

                                  THE COMPANY

BUSINESS OF THE COMPANY

  The Company was incorporated as a business corporation under the laws of the State of Texas on March 28, 1996, for the purpose of serving as a bank holding company for SW Bank. The holding company formation was consummated and the Company acquired all of the outstanding shares of capital stock of SW Bank as of the close of business on June 30, 1996. On January 27, 1997, the Company completed its initial public offering of Company Common Stock, following which the Company Common Stock commenced trading on NASDAQ. Based upon total assets as of March 31, 1997, the Company ranks as the largest independent bank holding company headquartered in the metropolitan Houston area. The Company's headquarters are located at 4400 Post Oak Parkway, Houston, Texas 77027, and its telephone number is (713) 235-8800.

  The Company provides an array of sophisticated products typically found only in major regional banks. These services are provided to middle market businesses in the metropolitan Houston area through seven full service banking facilities. Each banking office has seasoned management with significant lending experience who exercises substantial autonomy over credit and pricing decisions, subject to loan committee approval for larger credits. This decentralized management approach, coupled with the continuity of service by the same staff members, enables the Company to develop long-term customer relationships, maintain high quality service and provide quick responses to customer needs. The Company believes that its emphasis on local relationship banking, together with its conservative approach to lending and resultant strong asset quality, are important factors in the success and the growth of the Company.

  The Company seeks credit risks of good quality within its target market that exhibit good historical trends, stable cash flows and secondary sources of repayment from tangible collateral. The Company extends credit for the purpose of obtaining and continuing long term relationships. Lenders are provided with detailed underwriting policies for all types of credit risks accepted by the Company and must obtain appropriate approvals for credit extensions in excess of conservatively assigned individuals' lending limits. The Company also maintains strict documentation requirements and extensive credit quality assurance practices in order to identify credit portfolio weaknesses as early as possible so any exposures that are discovered might be reduced.

  The Company has a three-part strategy for growth. First, the Company continues to actively target the "middle market" and private banking customers in Houston for loan and deposit opportunities as it has successfully done for the past seven years. The "middle market" is generally characterized by privately owned companies having annual revenues ranging from $1 million to $250 million and borrowings ranging from $50,000 to $10 million, but primarily in the $150,000 to $5 million range. Typical middle market customers seek a relationship with a local independent bank that is sensitive to their needs and understands their business philosophy. These customers desire a long-term relationship with a decision-making loan officer who is responsive and experienced and has ready access to a bank's senior management. In implementing this part of its strategy, the Company continues to explore opportunities (i) to solidify its existing customer relationships and build new customer relationships by providing new services required by its middle market customers and (ii) to expand its base of services in the professional and executive market to meet the demands of that sector.

  Second, the Company intends to establish branches in areas that demographically complement its existing or targeted customer base. As other local banks are acquired by out-of-state organizations, the Company believes that the establishment of branches will better meet the needs of customers in many Houston area neighborhoods who feel disenfranchised by larger regional or national organizations.

  Third, the Company may pursue selected acquisitions of other financial institutions. The Company intends to conduct thorough studies and reviews of any possible acquisition candidates to assure that they are consistent with the Company's existing goals, both from an economic and strategic perspective. The Company has not entered into any agreement or understanding with respect to the potential acquisition of any institution other than the Bank.

SW BANK

  SW Bank, a national banking association, was chartered in January 1982 and commenced business operations in October 1982. In July 1989, SW Bank hired as its President and Chief Executive Officer, Walter E. Johnson who had worked in the banking industry for over 30 years. From 1972 to 1988 Mr. Johnson had been president of Allied Bank of Texas, a premier Houston middle market lender whose total assets approached $4 billion at the time it was acquired by First Interstate Bancorp in 1988. Prior to the formation of the Company and the completion of its initial underwritten public offering, SW Bank completed two earlier successful capital offerings (without any underwriters), raising $13 million and $8 million of new capital in 1990 and 1992, respectively, primarily as a result of Mr. Johnson's reputation and community contacts. Mr. Johnson also improved SW Bank's credit review practices and lending policies and assembled an experienced team of loan officers, consisting primarily of individuals with whom he had worked at Allied Bank of Texas and First Interstate Bank. Under Mr. Johnson's leadership, SW Bank's assets have grown from $43.4 million at June 30, 1989 to $1.07 billion at March 31, 1997.

  SW Bank provides a complete range of retail and commercial banking services that compete directly with major regional banks. Loans consist of commercial loans to middle market businesses, loans to individuals, commercial real estate loans, residential mortgages and construction loans. In addition, SW Bank offers a broad array of fee income products including merchant card services, letters of credit, customized cash management services, brokerage and mutual funds and drive-in banking services. In the second half of 1997, SW Bank intends to introduce a home banking product.

  SW Bank maintains a staff of professional treasury management marketing officers who consult with middle market companies to design custom cost-effective cash management systems. SW Bank offers a full product line of cash concentration, disbursement and automated information reporting services comparable to those offered by any major regional bank. Through SW Bank's continued investment in new technology and people, SW Bank has been able to attract some of Houston's largest middle market companies to utilize SW Bank's treasury management products. SW Bank has also been able to attract new loan customers through their use of SW Bank's treasury management products, such as an image-based lock box service and controlled disbursement and sweep products, which allow borrowers to minimize interest expense and convert excess operating funds into interest income. Through the use of an interactive terminal or personal computer, SW Bank's STAR system provides customers with instant access to all bank account information with multiple intraday updates. SW Bank makes business communication more efficient through Electronic Data Interchange ("EDI"), which is an inter-organizational computer-to-computer exchange of business documentation in a standard computer-processable format. Through the use of EDI and electronic payments, SW Bank can provide the customer with a paperless funds management system. Positive Pay, a service under which SW Bank only pays checks listed on a legitimate "company issue" file, is another recent product addition which helps prevent check fraud. SW Bank's average commercial customer uses five treasury management services. Because these services help customers improve their treasury operations and achieve new efficiencies in cash management, they are extremely useful in building and maintaining long-term relationships.

  SW Bank maintains a strong community orientation by, among other things, supporting active participation of all employees in local charitable, civic, school and church activities. Each banking office also appoints selected customers to a business development board that assists in introducing prospective customers to SW Bank and in developing or modifying products and services to better meet customer needs.

FACILITIES

  The Company currently has seven leased facilities, each of which is located in a major business or professional area of Houston. The following table sets forth specific information on each branch, each of which offers full service banking. The Company's headquarters are located at 4400 Post Oak Parkway, in a 35-story office tower located in the Galleria area.

                                                                      BRANCH
                                      SQ.                          DEPOSITS AT
               BRANCH                 FT.         LOCATION        MARCH 31, 1997
               ------                ------ --------------------- --------------
                                                                  (IN THOUSANDS)
Galleria/Headquarters............... 83,770 4400 Post Oak Parkway    $507,436
Downtown--1100 Louisiana............ 10,000 1100 Louisiana             92,200
Northwest Crossing..................  8,134 Hwy 290 at Tidwell        111,032
Memorial City.......................  3,554 899 Frostwood              67,264
Greenway Plaza......................  2,669 12 Greenway Plaza          52,384
Medical Center......................  2,437 6602 Fannin                 5,828
Downtown--Two Houston Center........  2,219 909 Fannin                 32,434
                                                                     --------
                                                                     $868,578
                                                                     ========

COMPETITION

  The banking business is highly competitive, and the profitability of the Company will depend principally upon the Company's ability to compete in its market area. The Company competes with other commercial and savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other non-financial institutions, including certain governmental organizations which may offer subsidized financing at lower rates than those offered by the Company. The Company has been able to compete effectively with other financial institutions by emphasizing technology and customer service, including local office decision-making on loans, establishing long-term customer relationships and building customer loyalty, and by providing products and services designed to address the specific needs of its customers.

  The success of the Company is also highly dependent on the economic strength of the Company's general market area. Significant deterioration in the local economy or economic problems in the greater Houston area could substantially impact the Company's performance.

EMPLOYEES

  As of March 31, 1997, the Company had 341 full-time employees, 111 of whom were officers of SW Bank. The Company provides medical and hospitalization insurance to its full-time employees. The Company has also provided most of its employees with the benefit of Common Stock ownership through the Company's contributions to a 401(k) plan, in which 162 of its employees are currently participating. The Company considers its relations with its employees to be excellent.